
                                MERGER AGREEMENT

                                      AMONG

                               QUEPASA.COM, INC.,

                    GREAT WESTERN LAND AND RECREATION, INC.,

                                  GWLAR, INC.,

                                       AND

                                    GWLR, LLC

                           DATED AS OF AUGUST 6, 2001

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                                TABLE OF CONTENTS

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                                                                                PAGE
                                                                                ----
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ARTICLE I THE MERGER............................................................   1
    1.1        THE MERGER.......................................................   1
    1.2        CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION........   2
    1.3        BYLAWS OF THE SURVIVING CORPORATION..............................   2
    1.4        BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.....   2
    1.5        EFFECTIVE TIME OF THE MERGER.....................................   2

ARTICLE II THE CONTRIBUTION.....................................................   2
    2.1        THE CONTRIBUTION.................................................   2

ARTICLE III CONVERSION OF SHARES; MERGER CONSIDERATION..........................   2
    3.1        CONVERSION OF QUEPASA COMMON STOCK...............................   2
    3.2        EXCHANGE PROCEDURES..............................................   3
    3.3        DIVIDENDS; TRANSFER TAXES; WITHHOLDING...........................   4
    3.4        FRACTIONAL SHARES................................................   4
    3.5        RETURN OF EXCHANGE FUND..........................................   5
    3.6        DISSENTING SHARES................................................   5
    3.7        STOCK OPTIONS....................................................   5
    3.8        WARRANTS.........................................................   6
    3.9        NO FURTHER OWNERSHIP RIGHTS IN QUEPASA...........................   6
    3.10       THE CLOSING......................................................   6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF QUEPASA............................   6
    4.1        CORPORATE ORGANIZATION AND AUTHORITY.............................   6
    4.2        CAPITALIZATION...................................................   7
    4.3        SUBSIDIARIES.....................................................   8
    4.4        SEC FILINGS......................................................   8
    4.5        AUTHORITY RELATIVE TO AGREEMENT..................................   8
    4.6        ABSENCE OF CONFLICTS.............................................   9
    4.7        QUEPASA FINANCIAL STATEMENTS.....................................   9
    4.8        ABSENCE OF CERTAIN CHANGES.......................................   9
    4.9        COMPLIANCE WITH LAWS.............................................   9
    4.10       TAXES............................................................  11
    4.11       INTELLECTUAL PROPERTY............................................  12
    4.12       LITIGATION.......................................................  13
    4.13       CONSENTS.........................................................  13
    4.14       EMPLOYEE BENEFIT PLANS...........................................  13
    4.15       BROKERS..........................................................  16
    4.16       INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT...  16
    4.17       QUEPASA BOARD RECOMMENDATION.....................................  16
    4.18       REQUIRED STOCKHOLDER VOTE........................................  16
    4.19       LABOR MATTERS....................................................  17
    4.20       INSURANCE........................................................  17
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    4.21       CERTAIN BUSINESS PRACTICES.......................................  17
    4.22       CONTRACTS........................................................  18
    4.23       RELATED PARTY TRANSACTIONS.......................................  19
    4.24       ASSETS...........................................................  19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB
          AND CONTRIBUTION SUB..................................................  20
    5.1        ORGANIZATION; AUTHORITY..........................................  20
    5.2        CAPITALIZATION...................................................  20
    5.3        CONTRIBUTION SUB.................................................  21
    5.4        PARENT AND MERGER SUB............................................  21
    5.5        AUTHORITY RELATIVE TO AGREEMENT..................................  22
    5.6        ABSENCE OF CONFLICTS.............................................  22
    5.7        PARENT FINANCIAL STATEMENTS......................................  22
    5.8        ABSENCE OF CERTAIN CHANGES.......................................  23
    5.9        COMPLIANCE WITH LAWS.............................................  23
    5.10       TAXES............................................................  24
    5.11       INTELLECTUAL PROPERTY............................................  26
    5.12       LITIGATION.......................................................  26
    5.13       CONSENTS.........................................................  26
    5.14       EMPLOYEE BENEFIT PLANS...........................................  27
    5.15       BROKERS..........................................................  29
    5.16       INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT...  29
    5.17       ABSENCE OF CERTAIN CHANGES OR EVENTS.............................  29
    5.18       LABOR MATTERS....................................................  31
    5.19       INSURANCE........................................................  31
    5.20       CERTAIN BUSINESS PRACTICES.......................................  32
    5.21       CONTRACTS........................................................  32
    5.22       RELATED PARTY TRANSACTIONS.......................................  33
    5.23       ASSETS...........................................................  33
    5.24       REGISTRATION RIGHTS..............................................  35

ARTICLE VI COVENANTS............................................................  35
    6.1        CONDUCT OF BUSINESS OF THE COMPANIES PRIOR TO THE CLOSING DATE...  35
    6.2        CONDUCT OF BUSINESS OF PARENT PRIOR TO THE CLOSING DATE..........  37
    6.3        PREPARATION OF PROXY STATEMENT, ETC.; STOCKHOLDERS MEETING.......  39
    6.4        COMPLIANCE WITH THE SECURITIES ACT...............................  40
    6.5        NON-SOLICITATION BY QUEPASA......................................  40
    6.6        NO SOLICITATION BY PARENT........................................  42
    6.7        CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS............................  42
    6.8        ACCESS TO INFORMATION............................................  42
    6.9        ALL REASONABLE EFFORTS...........................................  42
    6.10       NOTIFICATION OF CERTAIN MATTERS..................................  43
    6.11       INDEMNIFICATION AND INSURANCE....................................  43
    6.12       EMPLOYEE BENEFITS................................................  44
    6.13       OPTIONS..........................................................  44
    6.14       DIRECTORS AND OFFICERS...........................................  44
    6.15       PARENT REAL PROPERTY APPRAISALS..................................  44

ARTICLE VII CONDITIONS TO CLOSING...............................................  45
    7.1        CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUB
               AND CONTRIBUTION SUB.............................................  45
    7.2        CONDITIONS TO OBLIGATIONS OF QUEPASA.............................  47

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ARTICLE VIII TERMINATION AND ABANDONMENT........................................  48
    8.1        METHODS OF TERMINATION...........................................  48
    8.2        PROCEDURE UPON TERMINATION.......................................  49
    8.3        TERMINATION FEE..................................................  49

ARTICLE IX MISCELLANEOUS PROVISIONS.............................................  50
    9.1        NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................  50
    9.2        SUCCESSORS AND ASSIGNS...........................................  50
    9.3        EXPENSES.........................................................  50
    9.4        NOTICES..........................................................  50
    9.5        ENTIRE AGREEMENT.................................................  51
    9.6        WAIVERS, AMENDMENTS AND REMEDIES.................................  51
    9.7        SEVERABILITY.....................................................  52
    9.8        HEADING..........................................................  52
    9.9        COUNTERPARTS; TERMS..............................................  52
    9.10       GOVERNING LAW; CONSENT TO JURISDICTION; VENUE....................  52
    9.11       INTERPRETATION...................................................  52
    9.12       EXHIBITS AND SCHEDULES...........................................  52
    9.13       ARBITRATION......................................................  52

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                                    SCHEDULES

Schedule 4.1         quepasa Subsidiaries
Schedule 4.2(b)      quepasa Options and Warrants
Schedule 4.2(e)      quepasa Voting Agreements
Schedule 4.8         quepasa Material Adverse Changes
Schedule 4.10        quepasa Tax Matters
Schedule 4.12        quepasa Litigation
Schedule 4.14        quepasa Employee Benefit Plans
Schedule 4.19        quepasa Employee List
Schedule 4.22        quepasa Contracts
Schedule 4.24        quepasa Leases
Schedule 5.2(a)      Parent Common Stock
Schedule 5.2(b)      Parent Options and Warrants
Schedule 5.2(e)      Parent Voting Agreements
Schedule 5.3         Contribution Sub Subsidiaries
Schedule 5.7         Contribution Sub Financial Statements
Schedule 5.8         Contribution Sub Material Adverse Changes
Schedule 5.9(b)      Contribution Sub Hazardous Substances
Schedule 5.10        Contribution Sub Tax Matters
Schedule 5.12        Contribution Sub Litigation
Schedule 5.13        Contribution Sub Consents
Schedule 5.14        Contribution Sub Employee Benefit Plans
Schedule 5.17        Contribution Sub Damages
Schedule 5.18        Contribution Sub Employee List
Schedule 5.21        Contribution Sub Contracts
Schedule 5.22        Contribution Sub Related Party Transactions
Schedule 5.23        Contribution Sub Real Property List
Schedule 6.1(c)      quepasa Budget
Schedule 6.11        quepasa Indemnification Agreements
Schedule 6.13        Parent Options
Schedule 6.14        Parent Directors and Officers
Schedule 6.15        Parent Real Property Appraisals


                                    EXHIBITS

Exhibit A            Defined Terms
Exhibit B            Contribution Sub's List of Membership Interests and
                     Real Property
Exhibit C            Parent Option Plan
Exhibit D            Parent Warrant
Exhibit E            Parent Registration Rights Agreement
Exhibit F            quepasa Affiliates Letter


                                       iv
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                                MERGER AGREEMENT

     MERGER AGREEMENT (the "AGREEMENT"), dated as of August 6, 2001, among QUEPASA.COM, INC., a Nevada corporation ("QUEPASA"), GREAT WESTERN LAND AND RECREATION, INC., a Delaware corporation ("PARENT"), GWLAR, INC., a Nevada corporation ("MERGER SUB"), and GWLR, LLC, a Delaware limited liability company ("CONTRIBUTION SUB"). quepasa and Merger Sub are sometimes herein collectively referred to as the "CONSTITUENT CORPORATIONS." Newco, Contribution Sub and Merger Sub are sometimes herein collectively referred to as the "BUYER." Capitalized terms used herein have the definitions referred to, or set forth in, EXHIBIT A hereto.

                                 R E C I T A L S

     A. The respective Boards of Directors and Shareholders of Parent and Merger Sub and the Board of Directors of quepasa have approved and adopted the merger of Merger Sub with and into quepasa, as set forth below (the "MERGER") upon the terms and subject to the conditions provided for in this Agreement.

     B. Parent owns all of the issued and outstanding shares of the capital stock of Merger Sub (the "MERGER SUB SHARES").

     C. Parent desires to acquire, for the Merger Consideration and on the terms and subject to the conditions set forth in this Agreement all of the shares of quepasa common stock (the "QUEPASA COMMON STOCK") that are issued and outstanding at the Effective Time, by means of the Merger.

     D. Parent owns all of the issued and outstanding membership interests of Contribution Sub (the "CONTRIBUTION SUB INTERESTS").

     E. Contribution Sub owns all of the membership interests in the limited liability companies and all of the property listed in EXHIBIT B (the "CONTRIBUTION ASSETS") of Contribution Sub.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the provisions of the Nevada General Corporation Law, as amended (the "NGCL"), Merger Sub shall be merged with and into quepasa at the Effective Time. Upon consummation of the Merger, the separate existence of Merger Sub shall cease, and quepasa shall continue as the surviving corporation in the Merger (sometimes called the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in the NGCL.

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     1.2  CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The
Articles of Merger and the other documents referred to in Section 1.5 hereof shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub, provided that Merger Sub shall change its name to quepasa.com, inc.

     1.3 BYLAWS OF THE SURVIVING CORPORATION. Immediately after the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation.

     1.4 BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     1.5 EFFECTIVE TIME OF THE MERGER. The Constituent Corporations will cause articles of merger (the "ARTICLES OF MERGER") executed in accordance with the NGCL and such other documents as are required by the NGCL to be duly filed with the Secretary of State of the State of Nevada on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger, or at such other time as is agreed upon by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes fully effective is referred to herein as the "EFFECTIVE TIME"). The Merger shall have the effects set forth in the NGCL.

                                   ARTICLE II

                                THE CONTRIBUTION

     2.1 THE CONTRIBUTION. As the date hereof and at the Effective Time, Contribution Sub will own all of the rights, title and interest to the membership interests and real property listed in EXHIBIT B subject only to the Parent Liabilities set forth in EXHIBIT B.

                                  ARTICLE III

                   CONVERSION OF SHARES; MERGER CONSIDERATION

     3.1  CONVERSION OF QUEPASA COMMON STOCK.

          (a) As of the Effective Time, by virtue of the Merger, each issued and outstanding share of quepasa Common Stock (other than shares to be cancelled pursuant to Section 3.1(b) hereof and Dissenting Shares) shall be converted into and exchanged solely for the right to receive one share of common stock of Parent ("PARENT COMMON STOCK") (the "PER SHARE MERGER CONSIDERATION") on the terms and conditions provided herein, at the times described in Section 3.3 hereof.

          (b) Each share of quepasa Common Stock held in quepasa's treasury immediately prior to the Effective Time, if any, shall, by virtue of the Merger, automatically be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor.

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          (c)  The aggregate of the Per Share Merger Consideration payable to all of the holders of quepasa Common Stock is called the "MERGER CONSIDERATION." No holder of shares of quepasa Common Stock shall be entitled to receive any dividends, in cash or otherwise, on such shares converted into Merger Consideration as set forth in this Section 3.1 hereof.

          (d) Immediately following the Effective Time, after giving effect to the Merger, the capitalization of Parent will be as set forth on SCHEDULE 3.1.

     3.2  EXCHANGE PROCEDURES.

          (a) Parent shall designate Corporate Stock Transfer, Inc., the current stock transfer agent of quepasa, to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). Immediately prior to the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of quepasa Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of quepasa Common Stock (the "EXCHANGE FUND").

          (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of quepasa Common Stock (the "CERTIFICATES") (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates representing that number of whole shares of Parent Common Stock into which the shares of quepasa Common Stock represented by the surrendered Certificate have been converted at the Effective Time pursuant to Section 3.1 hereof, (B) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4 hereof, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.4 hereof and any dividends or distributions on Parent Common Stock in accordance with Section 3.3 hereof. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any cash for fractional shares to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of quepasa Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Shares of Parent Common Stock to be issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. Parent shall cause all such shares of Parent Common Stock to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or

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destroyed and, if required by Parent and the Surviving Corporation, the giving by such person of an indemnity against any claim that may be made against it with respect to such Certificate, including, without limitation, the deposit of a bond, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable certificate representing shares of Parent Common Stock in accordance with Section 3.1 hereof and any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.4 hereof and any dividends or distributions on Parent Common Stock in accordance with Section 3.3 hereof.

     3.3 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, and no distribution of cash consideration and no cash payment in lieu of any fractional share of Parent Common Stock shall be paid to any person pursuant to
Section 3.4 hereof, until such person shall have surrendered its Certificate(s) as provided in Section 3.2 hereof (or such person shall have complied with Section 3.2(c) hereof). Subject to applicable law, Parent shall cause to be paid to each person receiving a certificate representing such shares of Parent Common Stock, (i) at the time of such receipt the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such certificate and having a record date on or after the Effective Time, and (ii) at the appropriate payment date the amount of any dividends or other distributions payable with respect to the shares of Parent Common Stock represented by such certificate which dividends or other distributions have a record date on or after the Effective Time and a payment date on or subsequent to such receipt. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Parent Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of quepasa Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the quepasa Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

     3.4 FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any frac-

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tional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of quepasa who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the closing sales price of Parent Common Stock on any principal exchange or market in which such stock is traded on the first day of trading thereof following the Effective Time (the "FRACTIONAL SHARE PRICE") by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled. Parent shall make available to the Exchange Agent, and cause to be paid by the Exchange Agent, cash for this purpose.

     3.5 RETURN OF EXCHANGE FUND. Any portion of the certificates representing shares of Parent Common Stock together with any cash in lieu of fractional shares payable pursuant to Section 3.5 hereof and any dividends or distributions payable pursuant to Section 3.4 hereof, which remains undistributed to the former holders of quepasa Common Stock for one year after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificate(s) in compliance with this Article III shall thereafter look only to Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Parent Common Stock (in each case, without interest thereon). The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     3.6 DISSENTING SHARES. Notwithstanding Section 3.1 hereof, shares of quepasa Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has demanded appraisal for such shares in accordance with Sections 92A.300 to 92A.500, inclusive, of the NGCL ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal (as provided in Sections 92A.300 to 92A.500, inclusive, of the NGCL), such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. quepasa shall give Parent prompt notice of any demands received by quepasa for appraisal of shares of quepasa Common Stock, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, quepasa shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     3.7  STOCK OPTIONS.

          (a) Prior to the Effective Time, quepasa and Parent shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding options to purchase quepasa Common Stock set forth on SCHEDULE 4.2(b) ("QUEPASA OPTIONS") to provide that, at the Effective Time, each outstanding quepasa Option granted under quepasa's Amended and Restated 1998 Stock Option Plan (the "QUEPASA OPTION PLAN"), whether or not

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then exercisable or vested, shall be converted into an option to purchase common stock of Parent ("PARENT SUBSTITUTE OPTIONS") on substantially the same terms pursuant to the Great Western Land and Recreation, Inc. 2001 Stock Option Plan (the "PARENT OPTION PLAN").

          (b) Within 120 days following the Effective Time, Parent shall register under the Securities Act on Form S-8 or another appropriate form all shares of Parent Common Stock issuable pursuant to all Parent Substitute Options with an exercise price of $0.15 or less.

     3.8 WARRANTS. quepasa and Parent shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding warrants to purchase quepasa Common Stock set forth on SCHEDULE 4.2(b) ("QUEPASA WARRANTS") to provide that, at the Effective Time, the quepasa Warrants shall be converted into warrants to purchase common stock of Parent on substantially the same terms.

     3.9 NO FURTHER OWNERSHIP RIGHTS IN QUEPASA. At and after the Effective Time, each holder of quepasa Common Stock shall cease to have any rights as a stockholder of quepasa, except for the right either (a) to exercise appraisal rights as permitted under, but subject to the conditions and restrictions contained in, Sections 92A.300 to 92A.500, inclusive, of the NGCL or (b) to surrender his, her or its certificates representing quepasa Common Stock in exchange for the right to receive the Per Share Merger Consideration for each share of quepasa Common Stock represented by such delivered certificates, at the time of such surrender. After the Effective Time, no transfer of shares shall be made on the stock transfer books of quepasa except as contemplated by this Agreement. Any stock certificates representing quepasa Common Stock presented after the Effective Time for transfer shall be canceled and exchanged for the right to receive the amounts as provided in Section 3.1 hereof.

     3.10 THE CLOSING. Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at 3:00 P.M., Phoenix, AZ time, on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "CLOSING DATE"), at the offices of Gallagher & Kennedy P.A., 2575 East Camelback Road, Phoenix, AZ 85016, or at such other time or place as the parties hereto shall agree in writing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF QUEPASA

     quepasa hereby represents and warrants to Buyer, except as set forth by specific reference to the applicable section of this Article IV in the Schedules and except for information set forth anywhere in the Schedules that is sufficiently clear and specific on its face to communicate the specific representations and warranties which it qualifies, as follows:

     4.1 CORPORATE ORGANIZATION AND AUTHORITY. Each of quepasa and its Subsidiaries (sometimes collectively referred to as the "COMPANIES" and individually as a "COMPANY") is a corporation or limited liability company duly incorporated or organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or

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organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a quepasa Material Adverse Effect. A complete list of quepasa's Subsidiaries is set forth on SCHEDULE 4.1. Each of the Companies has qualified as a foreign corporation or limited liability company and (where applicable) is in good standing under the laws of all jurisdictions set forth on SCHEDULE 4.1, which are all jurisdictions where the nature of the quepasa Business or the nature and location of its assets requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a quepasa Material Adverse Effect.

     4.2  CAPITALIZATION.

          (a) The authorized capital stock of quepasa consists of (i) 50,000,000 shares of Common Stock, of which 17,763,291 shares are issued and outstanding, no shares are held in the treasury of quepasa, 6,000,000 shares are reserved for issuance pursuant to the quepasa Option Plan, and 400,000 shares are reserved for issuance upon exercise of the quepasa Warrants; and (ii) 5,000,000 shares of preferred stock, none of which are issued and outstanding.

          (b) There are outstanding, under the quepasa Option Plan, quepasa Options to purchase an aggregate of 2,142,500 shares of quepasa Common Stock, and there are outstanding 400,000 quepasa Warrants, all as set forth on SCHEDULE 4.2(b), which Schedule identifies the time and price at which such quepasa Options and quepasa Warrants may be exercised. Other than the quepasa Options and quepasa Warrants disclosed on SCHEDULE 4.2(b), no Person owns, of record or beneficially, any rights to acquire capital stock of quepasa, whether pursuant to the exercise of warrants, conversion of securities, exercise of stock options or otherwise. There are no option plans other than the quepasa Option Plan.

          (c) All outstanding shares of quepasa Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.2 and except for the quepasa Options and the quepasa Warrants outstanding on the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of quepasa, (ii) no securities of quepasa convertible into or exchangeable for shares of capital stock or voting securities of quepasa and (iii) no options, warrants or other rights to acquire from quepasa, and no obligation of quepasa to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of quepasa or equity equivalent interests in the ownership or earnings of quepasa (the items in Sections 4.2(a) and (b) hereof being referred to collectively as the "QUEPASA SECURITIES"). There are no outstanding obligations of quepasa or any of its Subsidiaries to repurchase, redeem or otherwise acquire any quepasa Securities or pay any dividend or make any other distribution in respect thereof.

          (d) There are no outstanding obligations of the Companies to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

          (e) No voting securities of quepasa are entitled to vote by class or have any voting right or preference different, on a per share basis, than the Common Stock. Except as set forth in SCHEDULE 4.2(e), there are no voting trusts or other agreements (other than this Agreement) or understandings to which any Company is a party or of which quepasa has knowledge with respect to the capital stock of any Company.

     4.3 SUBSIDIARIES. All of the outstanding capital stock of, or other ownership interests in, each of quepasa's Subsidiaries is owned by quepasa, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of quepasa or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of quepasa or (ii) options or other rights to acquire from quepasa or any of its Subsidiaries, and no other obligation of quepasa or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of quepasa. There are no outstanding obligations of quepasa or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding capital stock or other ownership interest in any Subsidiary of quepasa or pay any dividend or make any other distribution in respect thereof to a Person other than quepasa or a Subsidiary of quepasa.

     4.4 SEC FILINGS. Except as set forth on SCHEDULE 4.4, quepasa has timely filed with the United States Securities and Exchange Commission (the "SEC") all forms, reports, definitive proxy statements, schedules and registration statements (the "SEC REPORTS") required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 1999. No Subsidiary of quepasa is required to file any report, form or document with the SEC pursuant to the Exchange Act or the Securities Act. As of their respective filing dates or, if amended, as of the date of the last amendment, except as contemplated by the letters dated January 11, 2001, April 9, 2001, May 4, 2001, June 21, 2001 and July 31, 2001 from the staff of the SEC to quepasa (together, the "SEC COMMENT LETTER"), none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The SEC Reports (including, without limitation, any financial statements and schedules included therein) when filed or, if amended, as of the date of the last amendment, except as contemplated by the SEC Comment Letter, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     4.5 AUTHORITY RELATIVE TO AGREEMENT. quepasa has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by quepasa of its obligations hereunder have been duly authorized by its Board of Directors, and no other corporate or stockholder proceedings on the part of quepasa are necessary to authorize such execution, delivery and performance other than the requisite approvals of the holders of the quepasa Common Stock. This Agreement has been duly executed by quepasa and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and legally binding obligation of quepasa enforceable against quepasa in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, fraudulent conveyance, receivership or similar laws affecting the rights of creditors generally.

     4.6 ABSENCE OF CONFLICTS. The execution, delivery and performance by quepasa of this Agreement, and the transactions contemplated hereby, do not constitute a breach or default, or require Consents under, any agreement, permit or other instrument to which any Company is a party, or by which any Company is bound or to which any of the assets of any Company or the quepasa Business is subject, or any Judgment to which any Company, the assets of any Company or the quepasa Business is bound or subject or any Rule, and will not result in the creation of any Lien upon any of the assets of any Company or the quepasa Business, except for any of the foregoing that could not reasonably be expected to have a quepasa Material Adverse Effect. The execution, delivery and performance by quepasa of this Agreement, and the transactions contemplated hereby, do not and will not conflict with or result in any violation of, or constitute a breach or default under any term of the Organizational Documents of any Company.

     4.7 QUEPASA FINANCIAL STATEMENTS. Except as contemplated by the SEC Comment Letter, the audited consolidated financial statements and unaudited interim financial statements included in the SEC Reports (including any related notes and schedules) (collectively, the "QUEPASA FINANCIAL STATEMENTS") comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis by quepasa during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments normal in nature and amount. Except as contemplated by the SEC Comment Letter, the quepasa Financial Statements fairly present in all material respects the financial position of quepasa and its Subsidiaries as of the date set forth on each of such quepasa Financial Statements and the results of operations of quepasa and its Subsidiaries for the periods indicated. Except
(i) as reflected in the SEC Reports, (ii) as reserved against in the balance sheet of quepasa and its Subsidiaries dated as of September 30, 2000, including the notes thereto (the "QUEPASA MOST RECENT BALANCE SHEET"), and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the quepasa Most Recent Balance Sheet, as of the date hereof, neither quepasa nor any of its Subsidiaries have any liabilities of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that would be required to be reflected on a balance sheet in accordance with GAAP.

     4.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Item 1 and Item 7 of the May 31, 2001 draft of quepasa's 2000 Form 10-K previously provided to Parent, and in Notes 3 and 7 and the "Subsequent Events" Note to the financial statements included in such draft 2000 Form 10-K or as set forth in SCHEDULE 4.8, since the date of the quepasa Most Recent Balance Sheet through the date hereof there has not been an effect, change or development that has or will have a quepasa Material Adverse Effect.

     4.9  COMPLIANCE WITH LAWS.

          (a) GENERAL. Each Company has complied with, and the quepasa Business is being conducted in accordance with, all federal, state, municipal, foreign and other laws, regulations, orders and other legal requirements applicable thereto (collectively, "RULES"), except for such non-compliance that could not reasonably be expected to constitute a quepasa

Material Adverse Effect. No Company is in default with respect to any Judgment of any Governmental Authority or arbitrator.

          (b)  HAZARDOUS SUBSTANCES.

               (i) Each Company has substantially complied with and is in substantial compliance with the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Clean Air Act, as amended, and all other Rules relating to pollution or protection of public health, welfare and the environment, including laws relating to emissions, discharges, disposal practices, releases or threatened releases of toxic or hazardous substances or hazardous wastes, including asbestos and polychlorinated biphenyls, or other pollutants, contaminants, petroleum products or chemicals (collectively, "HAZARDOUS SUBSTANCES") into the environment (including ambient air, indoor air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, the "ENVIRONMENTAL LAWS").

               (ii) Each Company has obtained and is in substantial compliance with all licenses which it is required to obtain and maintain with respect to the operation of the quepasa Business under the Environmental Laws.

               (iii) There are no polychlorinated biphenyls or asbestos generated, treated, stored, disposed of, or otherwise deposited in or located on any of the quepasa Real Property and there are no above ground or underground storage tanks located on any of the quepasa Real Property.

               (iv) There has been no "release" of a "hazardous substance" as those terms are defined in Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ. in excess of a reportable quantity from or under any of the quepasa Real Property or any other property that is used to conduct.

               (v) No notice, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company, is pending or threatened by any Person against any Company nor has any penalty been assessed against any Company with respect to any alleged violation of any Environmental Law.

               (vi) No Company has disposed or arranged for the disposal of Hazardous Substances on any third party property that has resulted in or could reasonably be expected to result in a quepasa Material Adverse Effect.

               (vii) No underground tanks, asbestos-containing material or polychlorinated biphenyls are or have been located on quepasa Real Property nor were any underground tanks, asbestos-containing material or polychlorinated biphenyls located on real property formerly owned or operated by any Company during the period of any Company's ownership or operations of such real property, or to the knowledge of the Company, prior to the period of the Company's ownership or operations of such real property.

               (viii) There are no material licenses, permits or other authorizations ("PERMITS") issued pursuant to or required under any Environmental Law which require the consent, notification, approval or other action of any Person to remain in full force and effect following consummation of the transactions contemplated hereby.

               (ix) There has been no written report of any environmental investigation, study, audit, test, review or other analysis conducted of which any Company has knowledge or has in its possession or control relating to the business of any Company or any real property that is owned or operated by any Company which has not been made available to Parent.

               (x) No Company has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

               (xi) To quepasa's knowledge, no environmental assessment or impact reports exist with respect to the quepasa Real Property.

     4.10 TAXES.

          (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Companies (the "COMPANY RETURNS"). As of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Companies or any other information required to be shown thereon. No extension of time within which to file any Company Return which has not been filed has been requested.

          (b) With respect to all amounts in respect of Taxes imposed upon the Companies, or for which any of the Companies is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by any of the Companies, to taxing authorities or others, on or before the date hereof have been paid.

          (c) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Company Returns. No waivers of statutes of limitation with respect to the Company Returns have been given by or requested from any of the Companies. SCHEDULE 4.10 sets forth (i) the taxable years of each of the Companies as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the quepasa Financial Statements contained in the SEC Reports or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the financial statements.

          (d) None of the Companies is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

          (e) None of the Companies has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (f) None of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (g) The unpaid Taxes of the Companies do not exceed the reserve for tax liability with respect to the Companies (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the consolidated financial statements included in the SEC Reports as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Companies.

          (h) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

          (i) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations.

          (j) No event has occurred which would in any way materially adversely effect the amount or utilization of the Company's net operating loss carry-forward.

     4.11 INTELLECTUAL PROPERTY. The Companies own or have the right to use all of the material Intellectual Property that is necessary to conduct the quepasa Business as currently conducted ("QUEPASA IP"), free and clear of all Liens other than those rights the absence of which could reasonably be expected to have a material adverse effect on the value of the quepasa IP. No Company has given or received any written notice of any pending conflict with, or infringement of the rights of others with respect to, any quepasa IP or with respect to any license of the quepasa IP. No quepasa IP owned, used or under development by any Company conflicts with or infringes upon any Intellectual Property of any third party in a manner that could reasonably be expected have a material adverse effect on the value of the quepasa IP. The validity of the quepasa IP and the title thereto is not being questioned in any pending litigation proceeding to which any Company is a party nor is any such litigation proceeding threatened, that could reasonably be expected to have a material adverse effect on the value of the quepasa IP. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any quepasa IP that could reasonably be expected to have a material adverse effect on the value of the quepasa IP.

     4.12 LITIGATION. As of the date hereof and except as disclosed in SCHEDULE 4.12, (a) there is no action, suit, investigation, or proceeding (including arbitration) pending or threatened against any Company, or any director or officer of any Company in their representative capacities as such, before any court, arbitrator or other Governmental Authority that could reasonably be expected to have a quepasa Material Adverse Effect, and (b) to the knowledge of quepasa, there is no basis for any such action, suit, investigation, or proceeding. At the Effective Time, except as disclosed in SCHEDULE 4.12, there will be no action, suit, investigation, or proceeding (including arbitration) pending or threatened against any Company, or any director or officer of any Company in their representative capacities as such, before any court, arbitrator or other Governmental Authority that could, in Parent's sole reasonable judgment, be expected to have a quepasa Material Adverse Effect.

     4.13 CONSENTS. Except (i) for the filing of the Articles of Merger pursuant to the NGCL, (ii) for compliance with any applicable requirement of the Securities Act and the Exchange Act, or (iii) where failure to make such filing or registration, give such notice or receive such permit, consent or approval could not reasonably be expected to have a quepasa Material Adverse Effect, no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by quepasa of the transactions contemplated by this Agreement.

     4.14 EMPLOYEE BENEFIT PLANS.

          (a) None of the Companies or any Company ERISA Affiliate maintains, administers or contributes to, or has any liability with respect to, nor do the employees of the Company, its Subsidiaries or any Company ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to the following. For purposes of this Agreement, "COMPANY ERISA AFFILIATE" means any corporation or trade or business which is, or ever was, treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

               (i) any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each such plan, a "COMPANY PLAN"), including, without limitation, any Multiemployer Plan, as within the meaning of Section 4001(a)(3) of ERISA, except as set forth on SCHEDULE 4.14; or

               (ii) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "COMPANY BENEFIT PLAN"); other than those Company Plans and Company Benefit Plans described in SCHEDULE 4.14. Except as required by
          Section 4980B of the Code, none of the Companies or any Company ERISA Affiliate has promised any former employee or other individual medical or other benefit coverage and none of the Companies or any Company ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by the Companies or any Company ERISA Affiliate. No Company Plan or Company Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of the Companies as a result of any transaction contemplated by this Agreement.

          (b) All Company Plans and Company Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Company Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under Sections 401(a) and 501(a) of the Code has been determined to be so qualified by the Internal Revenue Service ("IRS"), has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to Company Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

          (c) Neither any Company Plan fiduciary nor any Company Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) unless exempt under Section 408 of ERISA or Section 4975 of the Code and there has been no "reportable event" (as defined in Section 4043 of ERISA), with respect to any Company Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of the Companies or any Company ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived by the IRS, involving any Company Plan subject to Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Company Plan to become subject to the provisions of Section 4063 of ERISA, and none of the Companies or any Company ERISA Affiliate has ceased making contributions to any employee benefit plan subject to Section 4064(a) of ERISA to which any of the Companies or any Company ERISA Affiliate made contributions during the six years prior to the date hereof or ceased operations at a facility so as to become subject to Section 4062(e) of ERISA. Full payment has been made of all amounts which the Companies or any Company ERISA Affiliate is required or committed to pay to each of Company Plans and Company Benefit Plans relating to all periods prior to or as of Effective Time.

          (d) True and complete copies of each Company Plan, Company Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, all communications to employees regarding any Company Plan or Company Benefit Plan, annual reports on Form 5500, Form 990, actuarial reports and Pension Benefit Guaranty Corporation ("PBGC") Forms 1 for the most recent three Company Plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to the Company. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the financial and actuarial condition of the respective Company Plan or Company Benefit Plan, as may be applicable.

          (e) The aggregate present value of all accrued benefits pursuant to each Company Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and including the maximum value of all subsidized benefits, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for such Company Plan does not exceed the current fair market value of Company Plan's assets.

          (f) None of the Companies or any Company ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Company Plan which is subject to Title IV of ERISA in excess of $10,000 in the aggregate. There is currently no active filing by the Companies or any Company ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists and no event has occurred that could constitute grounds for the termination of any Company Plan by the
PBGC) to terminate any Company Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by the Companies or any Company ERISA Affiliate.

          (g) There are no pending or threatened claims by or on behalf of any of Company Plans or Company Benefit Plans by any employee or beneficiary covered under any Company Plans or Company Benefit Plans or otherwise involving any Company Plan or Company Benefit Plan (other than routine claims for benefits) that could reasonably be expected to have a quepasa Material Adverse Effect.

          (h) With respect to each Company Plan which is a Multiemployer Plan covering employees of the Companies or any Company ERISA Affiliate: (i) none of the Companies or such Company ERISA Affiliate would incur any withdrawal liability on a complete withdrawal from each such Company Plan as of the Effective Time, under all Rules and conditions of each such Company Plan and the applicable provisions of law without regard to any limitation, reduction or adjustment of liability under Title IV of ERISA or any Company Plan provision based on Title IV of ERISA; (ii) none of the Companies or any Company ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (iii) none of the Companies or any Company ERISA Affiliate has any contingent liability under Section 4204 of ERISA; and (iv) no such Company Plan is in reorganization as defined in Section 4241 of ERISA and no circumstances exist which present a material risk of any such Company Plan going into reorganization, except for any of the foregoing that in the aggregate would result in less than $10,000 of liability to the Company.

          (i) With respect to employees of the Companies, the Companies are and have been in compliance with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

     4.15 BROKERS. Except for Friedman, Billings & Ramsey, Inc. ("FBR"), no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon such arrangements made by or on behalf of any Company.

     4.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in
(i) the registration statement to be filed with the SEC on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "REGISTRATION STATEMENT") or
(ii) the proxy statement/prospectus (the "PROXY STATEMENT") to be distributed in connection with the Company's meeting of stockholders (the "STOCKHOLDERS MEETING") to vote upon this Agreement and the transactions contemplated hereby will, in the case of the Registration Statement, or any post-effective amendments thereof, at the time it becomes effective, and in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement or the mailing of any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and any post-effective amendments thereof, as of their effective date, will comply (with respect to information relating to the Companies) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of quepasa's stockholders' meeting, the Proxy Statement will comply (with respect to information relating to the Companies) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, quepasa makes no representations with respect to any statement in the foregoing documents based upon information supplied by Buyer for inclusion therein.

     4.17 QUEPASA BOARD RECOMMENDATION. Each member of the Board of Directors of quepasa present at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of quepasa and (ii) resolved to recommend that the stockholders of quepasa approve the Merger and this Agreement; PROVIDED that such recommendation may be withdrawn, modified or amended pursuant to Section 6.5(b) hereof.

     4.18 REQUIRED STOCKHOLDER VOTE. The affirmative vote of at least 50% plus one share of the outstanding shares of quepasa Common Stock, voting as a single class, is the only votes of the holders of any class or series of quepasa's securities necessary to approve the Merger.

     4.19 LABOR MATTERS. With respect to employees of the Companies: (i) there is no pending or, to the knowledge of the Company, threatened unfair labor practice charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company, and there has been no such event during the 18 months preceding the date hereof; (iii) the Company is not a party to any collective bargaining agreements; and (iv) except as set out in SCHEDULE 4.19, the employment of each of the Company's employees is terminable at will without cost to the Company except for payments required under the Company Plans and Company Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company prior to the Company's hiring a person not previously employed by the Company. Except as required by Section 4980B of the Code, neither the Company nor any Company ERISA Affiliate has any liability to provide now or in the future medical benefits, life insurance or other welfare benefits to former employees of the Company or any Company ERISA Affiliate or their spouses or dependents or any other individual not employed by the Company or any Company ERISA Affiliate. SCHEDULE 4.19 contains a true and complete list of all employees who are employed by the Company as of the date hereof, and such list correctly reflects their salaries, wages, other compensation (other than benefits under the Company Plans), dates of employment and positions. The Company is in compliance in all with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices except where such failure to comply would not have a quepasa Material Adverse Effect. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

     4.20 INSURANCE. Each Company maintains insurance policies (the "QUEPASA INSURANCE POLICIES") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each quepasa Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the quepasa Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each Company has complied in all material respects with the provisions of each quepasa Insurance Policy under which it is the insured party. No insurer under any quepasa Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the quepasa Insurance Policies have been filed in a timely fashion.

     4.21 CERTAIN BUSINESS PRACTICES. No Company or any directors, officers, agents or employees of any Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

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     4.22 CONTRACTS.

          (a) SCHEDULE 4.22 contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements of the following categories to which any Company is a party or by which any of them is bound (the "QUEPASA CONTRACTS"):

               (i) quepasa Contracts requiring annual expenditures by or liabilities of any Company in excess of $50,000 that have a remaining term in excess of 30 days or are not cancelable (without material penalty, cost or other liability) within 30 days;

               (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $50,000.

               (iii) quepasa Contracts containing covenants limiting the freedom of any Company to engage in any line of business (other than prohibitions against engaging in business relating to specific product lines) or compete with any person, in any product line or line of business, or operate at any location;

               (iv) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party has been entitled or is reasonably expected to be entitled to share in profits or losses of any Company;

               (v) quepasa Contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year;

               (vi) other quepasa Contract or commitment in which any Company has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory; and

               (vii) as of the date hereof any other quepasa Contract the performance of which could be reasonably expected to require expenditures by any Company in excess of $50,000 other than those cancelable (without material penalty, cost or other liability) within 30 days.

          (b) Except as set forth on SCHEDULE 4.22, each of the quepasa Contracts is a valid and binding obligation of the Company and, to the Company's knowledge, the other parties thereto, enforceable against the applicable Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. Except as set forth on SCHEDULE 4.22, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a quepasa Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.

          (c) No Company is in breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any quepasa Contract to which any Company is now a party or by which any of them or any of their respective properties or assets may be bound, except for violations set forth on SCHEDULE 4.22.

     4.23 RELATED PARTY TRANSACTIONS. Except as set forth in the SEC Reports,
(a) no beneficial owner of 5% or more of any Company's outstanding capital stock, or (b) officer or director of the Company or (c) any Person in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "QUEPASA RELATED PARTIES") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, any Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of any Company; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of any Company, excluding any such contract, arrangement, understanding or agreement constituting a Company Plan or a Company Benefit Plan. Following the Effective Time, except for obligations set forth in this Agreement, no Company will have any obligations to any quepasa Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time, and (ii) the obligations set forth in the SEC Reports.

     4.24 ASSETS.

          (a) The assets and properties of the Companies, considered as a whole, constitute all of the assets and properties which are reasonably required for the business and operations of the Companies as presently conducted. The Companies have good and marketable title to or a valid leasehold estate in (i) all personal properties and assets reflected on the date of the quepasa Most Recent Balance Sheet (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice or as set forth on
SCHEDULE 4.24).

          (b) The Company does not own any real property. SCHEDULE 4.24 sets forth (i) a complete and accurate list of all leases pursuant to which each Company leases real property or personal property and which require an annual expenditure by each Company individually in excess of $50,000 or which are not cancelable (without material penalty, cost or other liability) within 90 days and (iii) with respect to each lease for real property, the term (including renewal options) and current fixed rent.

          (c) Complete and correct copies of all leases concerning quepasa Real Property have been made available to Buyer.

          (d) quepasa has previously delivered to Buyer lists of the most recently issued real and personal (including vehicles) property tax assessments and tax bills, if any, for the 2000 and 1999 tax years.

     Each Company holds a valid leasehold estate for each leased property, and enjoys peaceful and undisturbed possession thereunder.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT,
                         MERGER SUB AND CONTRIBUTION SUB

     Parent, Merger Sub and Contribution Sub, jointly and severally, hereby represent and warrant to quepasa, except as set forth by specific reference to the applicable section of this Article V in the Schedules and except for information set forth anywhere in the Schedules that is sufficiently clear and specific on its face to communicate the specific representations and warranties which it qualifies, as follows:

     5.1 ORGANIZATION; AUTHORITY. Each of Parent, Merger Sub and Contribution Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent, Merger Sub and Contribution Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby. Each of Parent, Merger Sub and Contribution Sub has qualified as a foreign corporation or other entity and (where applicable) is in good standing under the laws of all jurisdictions where the nature of its business or the nature and location of its assets requires such qualifications, except for jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby. Each of Parent, Merger Sub and Contribution Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent, Merger Sub and Contribution Sub have been approved by the Board of Directors of Parent, Merger Sub and Contribution Sub, and no other proceedings on their part are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent, Merger Sub and Contribution Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by quepasa, constitutes the valid and legally binding obligation of Parent, Merger Sub and Contribution Sub enforceable against each of Parent, Merger Sub and Contribution Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, fraudulent conveyance, receivership or similar laws affecting the rights of creditors generally.

     5.2  CAPITALIZATION.

          (a) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 18,904,649 shares are issued and outstanding and owned beneficially by Amortibanc Management, L.C., a Texas limited liability company, no shares are held in the treasury of Parent, 3,500,000 shares are reserved for issuance pursuant to the Parent Option Plan, and 14,827,175 shares are reserved for issuance pursuant to warrants to purchase Parent Common Stock (the "PARENT WARRANTS") and (ii) 20,000,000 shares of preferred stock, none of which are issued and outstanding. The Parent Option Plan and the Parent Warrants are in the forms of EXHIBIT C and EXHIBIT D, respectively.

          (b) As of the date hereof and immediately prior to the Effective Time, except as contemplated by SCHEDULE 6.13, there are outstanding, under the Parent Option Plan, no options to purchase shares of Parent Common Stock ("PARENT OPTIONS"). As of the date hereof and immediately prior to the Effective Time, other than the Parent Warrants, no Person owns, of record or beneficially, any rights to acquire capital stock of Parent, whether pursuant to the exercise of warrants, conversion of securities, exercise of stock options or otherwise. There are no option plans other than the Parent Option Plan.

          (c) All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 5.2 and except for the Parent Options to be issued at the Effective Time as contemplated by Section 6.13, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options, warrants or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or equity equivalent interests in the ownership or earnings of Parent (the items in Sections 5.2(a) and (b) hereof being referred to collectively as the "PARENT SECURITIES"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities or pay any dividend or make any other distribution in respect thereof.

          (d) There are no outstanding obligations of Parent and its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

          (e) No voting securities of Parent are entitled to vote by class or have any voting right or preference different, on a per share basis, than the Parent Common Stock. There are no voting trusts or other agreements (other than this Agreement) or understandings to which Parent is a party or of which Parent has knowledge with respect to the capital stock of Parent.

     5.3 CONTRIBUTION SUB. Parent owns all of the issued and outstanding equity interests of Contribution Sub. Since its date of formation, other than acquiring and holding the membership interests, real property and related assets set forth in EXHIBIT B, Contribution Sub has conducted no other business prior to the date hereof. Contribution Sub owns all of the assets set forth in EXHIBIT B, subject only to the Parent Liabilities set forth in EXHIBIT B.

     5.4 PARENT AND MERGER SUB. Since their date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub is a wholly-owned subsidiary of Parent. As of the date hereof, and as of immediately prior to the Effective Time, there are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are duly authorized, fully paid and nonassessable and owned beneficially and of record by Parent.

     5.5 AUTHORITY RELATIVE TO AGREEMENT. Each of Parent, Merger Sub and Contribution Sub has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by each of Parent, Merger Sub and Contribution Sub of its obligations hereunder have been duly authorized by its boards of directors and shareholders and no other corporate, trust or member proceedings on the part of each of Parent, Merger Sub and Contribution Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of Parent, Merger Sub and Contribution Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by quepasa, constitutes a valid and legally binding obligation of each of Parent, Merger Sub and Contribution Sub enforceable against each of Parent, Merger Sub and Contribution Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, fraudulent conveyance, receivership or similar laws affecting the rights of creditors generally. Parent's shareholders shall have taken all action necessary to authorize Parent's board of directors to effect a reverse stock split of up to one for 20 shares of Parent Common Stock at any time during the 24 month period commencing at the Effective Time.

     5.6 ABSENCE OF CONFLICTS. The execution, delivery and performance by each of Parent, Merger Sub and Contribution Sub of this Agreement, and the transactions contemplated hereby, do not and will not (i) conflict with or result in any violation of, or constitute a breach or default under any term of the Organizational Documents of each of Parent, Merger Sub and Contribution Sub or (ii) constitute a material breach or default, or require Consents under, any agreement, permit or other instrument to which any of Parent, Merger Sub and Contribution Sub and Merger Sub is a party, or by which any of Parent, Merger Sub and Contribution Sub is bound or to which any of the assets of Parent, Merger Sub and Contribution Sub business is subject, or any Judgment to which the assets of Parent, Merger Sub and Contribution Sub is bound or subject or any Rule, and will not result in the creation of any Lien upon any of the assets of Parent, Merger Sub and Contribution Sub or its business, except in the case of
(ii) for any of the foregoing that would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

     5.7 PARENT FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements attached hereto as
SCHEDULE 5.7 (including any related notes and schedules) (collectively, the "PARENT FINANCIAL STATEMENTS") comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis by Parent during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments normal in nature and amount. The Parent Financial Statements fairly present in all material respects the financial position of Parent and its Subsidiaries as of the date set forth on each of such Parent Financial Statements and the results of operations of Parent and its Subsidiaries for the periods indicated. Except as (i) reflected on SCHEDULE 5.7, (ii) reserved against in the balance sheet of Parent and its Subsidiaries dated as of

June 30, 2001, including the notes thereto (the "PARENT MOST RECENT BALANCE SHEET"), and (iii) except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the Parent Most Recent Balance Sheet, as of the date hereof, neither Parent nor any of its Subsidiaries have any liabilities of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) that would be required to be reflected on a balance sheet in accordance with GAAP.

     5.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 5.8, since the date of the Parent Most Recent Balance Sheet through the date hereof there has not been an effect, change or development that has or will have a Parent Material Adverse Effect.

     5.9  COMPLIANCE WITH LAWS.

          (a) GENERAL. Parent and each of its Subsidiaries and predecessors has complied with, and the Parent Business is being conducted in accordance with, all Rules, except for such non-compliance that could not reasonably be expected to constitute a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is in default with respect to any Judgment of any Governmental Authority or arbitrator.

          (b) HAZARDOUS SUBSTANCES. Except as set forth in SCHEDULE 5.9(b) and except with respect to the real property owned by Houston Greenwich, L.L.C. and Houston Wheatstone, L.L.C. for which the following are qualified as to the knowledge of Parent, its Subsidiaries and its predecessors:

               (i) Each of Parent, its Subsidiaries and its predecessors has substantially complied with and is in substantial compliance with all Environmental Laws.

               (ii) Each of Parent, its Subsidiaries and its predecessors has obtained and is in substantial compliance with all licenses which it is required to obtain and maintain with respect to the operation of the Parent Business under the Environmental Laws.

               (iii) There are no polychlorinated biphenyls or asbestos generated, treated, stored, disposed of, or otherwise deposited in or located on any of the Parent Real Property and there are no above ground or underground storage tanks located on any of the Parent Real Property.

               (iv) There has been no "release" of a "hazardous substance" as those terms are defined in Comprehensive Environmental Response, Compensation and Liability Act , 42 U.S.C. Section 9601 ET SEQ. in excess of a reportable quantity from or under any of the Parent Real Property or any other property that is used to conduct.

               (v) No notice, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of Parent, is pending or threatened by any Person against any of Parent, its Subsidiaries and its predecessors, nor has any penalty been assessed against any of Parent, its Subsidiaries and its predecessors with respect to any alleged violation of any Environmental Law.

               (vi) None of Parent, its Subsidiaries or its predecessors has disposed or arranged for the disposal of Hazardous Substances on any third party property that has resulted in or may reasonably be expected to result in a Parent Material Adverse Effect.

               (vii) No underground tanks, asbestos-containing material or polychlorinated biphenyls are or have been located on real property that is owned or operated by any of Parent, its Subsidiaries and its predecessors, nor were any underground tanks, asbestos-containing material or polychlorinated biphenyls located on real property formerly owned or operated by any of Parent, its Subsidiaries and its predecessors during the period of any of Parent, its Subsidiaries' and its predecessors' ownership or operations of such real property, or to the knowledge of Parent, prior to the period of Parent, its Subsidiaries' and its predecessors' ownership or operations of such real property.

               (viii) There are no material Permits issued pursuant to or required under any Environmental Law which require the consent, notification, approval or other action of any Person to remain in full force and effect following consummation of the transactions contemplated hereby. A true and complete list of all material Permits issued pursuant to or required under Environmental Laws is set forth on SCHEDULE 5.9(b).

               (ix) There has been no written report of any environmental investigation, study, audit, test, review or other analysis conducted of which any of Parent, its Subsidiaries and its predecessors has knowledge or has in its possession or control relating to the business of any of Parent, its Subsidiaries and its predecessors or any real property that is owned or operated by any Affiliate of that has not been made available to Parent.

               (x) None of Parent, its Subsidiaries or its predecessors has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

               (xi) Parent has provided quepasa with all material environmental assessment or impact reports on the Parent Real Property done for or on behalf of each of Parent, its Subsidiaries and its predecessors within the last five years of the date of this Agreement which are in its possession or under its reasonable control.

     5.10 TAXES.

          (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by Parent, its Subsidiaries and its predecessors (the "PARENT RETURNS"). As of the time of filing, the Parent Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Person filing such Parent Returns, or any other information required to be shown thereon. No extension of time within which to file any Parent Return which has not been filed has been requested.

          (b) With respect to all amounts in respect of Taxes imposed upon Parent, its Subsidiaries and its predecessors, or for which any of Parent, its Subsidiaries and its predecessors is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by any of Parent, its Subsidiaries and its predecessors, to taxing authorities or others, on or before the date hereof have been paid.

          (c) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Parent Returns. No waivers of statutes of limitation with respect to the Parent Returns have been given by or requested from any of Parent, its Subsidiaries and its predecessors. SCHEDULE
5.10 sets forth (i) the taxable years of each of Parent, its Subsidiaries and its predecessors as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Parent Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Parent Financial Statements or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the financial statements.

          (d) None of Parent, its Subsidiaries and its predecessors is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

          (e) None of Parent, its Subsidiaries and its predecessors has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (f) None of Parent, its Subsidiaries and its predecessors is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (g) The unpaid Taxes of Parent, its Subsidiaries and its predecessors do not exceed the reserve for tax liability with respect to Parent and its Subsidiaries (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the Parent Financial Statements as adjusted for the passage of time through the Closing Date, in accordance with the past practices of Parent, its Subsidiaries and its predecessors.

          (h) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

          (i) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations.

     5.11 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 5.11, Parent owns or has the right to use all of the material Intellectual Property that is necessary to conduct the Parent Business as currently conducted ("PARENT IP"), free and clear of all Liens other than those rights the absence of which could reasonably be expected to have a material adverse effect on the value of the Parent IP. None of Parent, its Subsidiaries or its predecessors has given or received any written notice of any pending conflict with, or infringement of the rights of others with respect to, any Parent IP or with respect to any license of the Parent IP. No Parent IP owned, used or under development by any of Parent, its Subsidiaries or its predecessors conflicts with or infringes upon any Intellectual Property of any third party in a manner that could reasonably be expected have a Parent Material Adverse Effect. The validity of the Parent IP and the title thereto is not being questioned in any pending litigation proceeding to which any of Parent, its Subsidiaries and its predecessors is a party nor is any such litigation proceeding threatened, that could reasonably be expected to have a material adverse effect on the value of the Parent IP. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any Parent IP that could reasonably be expected to have a material adverse effect on the value of the Parent IP.

     5.12 LITIGATION. As of the date hereof, (a) there is no action, suit, investigation, or proceeding (including arbitration) pending or threatened against any of Parent, its Subsidiaries and its predecessors (or any director or officer of any of Parent, its Subsidiaries and its predecessors in their respective capacities as such) before any court, arbitrator or other Governmental Authority, which could reasonably be expected to have a Parent Material Adverse Effect and (b) to the knowledge of Parent, there is no basis for any such action, suit, investigation, or proceeding.

     5.13 CONSENTS. Except (i) for the filing of the Articles of Merger pursuant to the NGCL, (ii) for compliance with any applicable requirement of the Exchange Act, (iii) for such consents as set forth in SCHEDULE 5.13 or (iv) where failure to make such filing or registration, give such notice or receive such permit, consent or approval could not reasonably be expected to have a Parent Material Adverse Effect, no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Parent, Merger Sub or Contribution Sub of the transactions contemplated by this Agreement.

     5.14 EMPLOYEE BENEFIT PLANS.

          (a) None of Parent, its Subsidiaries its predecessors, or any Parent ERISA Affiliate maintains, administers or contributes to, or has any liability with respect to, nor do the employees of Parent, its Subsidiaries, its subsidiaries or any Parent ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to the following. For purposes of this Agreement, "PARENT ERISA AFFILIATE" means any corporation or trade or business which is, or ever was, treated as a single employer with Parent under
Section 414(b), (c), (m) or (o) of the Code.

               (i) any employee benefit plan (as defined in Section 3(3) of ERISA) (each such plan, a "PARENT PLAN"), including, without limitation, any Multiemployer Plan, as within the meaning of Section 4001(a)(3) of ERISA, except as set forth on SCHEDULE 5.14; or

               (ii) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "PARENT BENEFIT PLAN"); other than those Parent Plans and Parent Benefit Plans described in SCHEDULE 5.14. Except as required by
          Section 4980B of the Code, none of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has promised any former employee or other individual medical or other benefit coverage and none of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate. No Parent Plan or Parent Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of Parent or its Subsidiaries as a result of any transaction contemplated by this Agreement.

          (b) All Parent Plans and Parent Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Parent Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under Sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to Parent Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

          (c) Neither any Parent Plan fiduciary nor any Parent Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) unless exempt under Section 408 of ERISA or Section 4975 of the Code and there has been no "reportable event" (as defined in Section 4043 of ERISA), with respect to any Parent Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived by the IRS, involving any Parent Plan subject to Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Parent Plan to become subject to the provisions of Section 4063 of ERISA, and none of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has ceased making contributions to any employee benefit plan subject to Section 4064(a) of ERISA to which any of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate made contributions during the six years prior to the date hereof or ceased operations at a facility so as to become subject to Section 4062(e) of ERISA. Full payment has been made of all amounts which Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate is required or committed to pay to each of Parent Plans and Parent Benefit Plans relating to all periods prior to or as of Effective Time.

          (d) True and complete copies of each Parent Plan, Parent Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, all communications to employees regarding any Parent Plan or Parent Benefit Plan, annual reports on Form 5500, Form 990, actuarial reports and PBGC Forms 1 for the most recent three Parent Plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to quepasa. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to Parent fully and accurately set forth the financial and actuarial condition of the respective Parent Plan or Parent Benefit Plan, as may be applicable.

          (e) The aggregate present value of all accrued benefits pursuant to each Parent Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and including the maximum value of all subsidized benefits, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for such Parent Plan does not exceed the current fair market value of Parent Plan's assets.

          (f) None of Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Parent Plan which is subject to Title IV of ERISA in excess of $10,000 in the aggregate. There is currently no active filing by Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists and no event has occurred that could constitute grounds for the termination of any Parent Plan by the PBGC) to terminate any Parent Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by Parent, its Subsidiaries, its predecessors or any Parent ERISA Affiliate.

          (g) There are no pending or threatened claims by or on behalf of any of Parent Plans or Parent Benefit Plans by any employee or beneficiary covered under any Parent Plans or Parent Benefit Plans or otherwise involving any Parent Plan or Parent Benefit Plan

(other than routine claims for benefits) that could reasonably be expected to have a Parent Material Adverse Effect.

          (h) With respect to employees of Parent, its Subsidiaries and its predecessors, Parent, its Subsidiaries and its predecessors are and have been in compliance with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

     5.15 BROKERS. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon such arrangements made by or on behalf of any of Parent, Merger Sub and Contribution Sub.

     5.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent, Merger Sub and Contribution Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, and any post-effective amendments thereof, at the time it becomes effective, and in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement or the mailing of any amendments or supplements thereto, or at the time of the meeting of stockholders of quepasa be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and any post-effective amendments thereof, as of their effective date, will comply (with respect to information relating to Parent) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of quepasa's stockholders' meeting, the Proxy Statement will comply (with respect to information relating to Parent) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, each of Parent, Merger Sub and Contribution Sub makes no representations with respect to any statement in the foregoing documents based upon information supplied by quepasa for inclusion therein.

     5.17 ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Since the date of the Parent Most Recent Balance Sheet, the business of the Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, none of Parent and its Subsidiaries has engaged in any transaction or series of related transactions material to Parent and its Subsidiaries other than in the ordinary course consistent with past practice, and there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, has had, or could reasonably be expected to have, a Parent Material Adverse Effect.

          (b) Without limiting the generality of the foregoing Section 5.17(a), since the date of the Parent Most Recent Balance Sheet and except as disclosed in SCHEDULE 5.17, there has not been:

               (i) any damage, destruction or loss to any of the assets or properties of Parent and its Subsidiaries that, individually or in the aggregate, has a Parent Material Adverse Effect;

               (ii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any interest in Parent and its Subsidiaries or any redemption, purchase or other acquisition by any of Parent and its Subsidiaries of any membership or other equity interests or any repurchase, redemption or other purchase by any of Parent and its Subsidiaries of any membership or other equity interests in, any of Parent and its Subsidiaries, or any amendment of any material term of any outstanding security of any of Parent and its Subsidiaries;

               (iii) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of any of Parent and its Subsidiaries for consideration in the aggregate in excess of $100,000 or other than in the ordinary course of business consistent with past practices;

               (iv) any acquisition (by merger, consolidation, or acquisition of stock or assets) by any of Parent and its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration, or any loans or advances to any Person in excess of $100,000 in the aggregate;

               (v) any incurrence of or guarantee with respect to any indebtedness for borrowed money by any of Parent and its Subsidiaries other than pursuant to Parent and its Subsidiaries' existing credit facilities in the ordinary course of business or any creation or assumption by any of Parent and its Subsidiaries of any material Lien on any material asset;

               (vi) any material change in any method of accounting or accounting practice used by any of Parent and its Subsidiaries, other than such changes required by a change in law or generally accepted accounting principles;

               (vii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by any of Parent and its Subsidiaries and any employee, (B) any increase in the compensation payable or to become payable by it to any of its directors, officers or managers or generally applicable to all or any category of any of Parent and its Subsidiaries' employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other plan, payment or arrangement made to, for or with any of the directors, officers or managers of any of Parent and its Subsidiaries or generally applicable to all or any category of any of Parent's and its Subsidiaries' employees or (D) severance pay arrangements made to, for or with such directors, officers, managers or employees other than, in the case of (B) and (C) above, increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of any of Parent and its Subsidiaries;

               (viii) any revaluing in any material respect any of the assets of any of Parent and its Subsidiaries, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (ix) any loan, advance or capital contribution made by any of Parent and its Subsidiaries to, or investment in, any person other than loans, advances or capital contributions, or investments of any of Parent and its Subsidiaries made in the ordinary course of business consistent with past practices; or

               (x) any agreement to take any actions specified in this Section 5.17, except for this Agreement.

     5.18 LABOR MATTERS. With respect to employees of Parent and its
Subsidiaries: (i) there is no pending or, to the knowledge of Parent, threatened unfair labor practice charges or employee grievance charges; (ii) there is not request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Parent, threatened against or affecting Parent and its Subsidiaries, and there has been no such event during the 18 months preceding the date hereof; and (iii) None of Parent or any of its Subsidiaries is a party to any collective bargaining agreements. SCHEDULE 5.18 contains a true and complete list of all employees who are employed by Parent and its Subsidiaries as of the date hereof. Parent, each of its Subsidiaries and each of its predecessors is in compliance in all with all Rules respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices, except where such failure to comply would not have a Parent Material Adverse Effect. Each of Parent, its Subsidiaries and its predecessors is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

     5.19 INSURANCE. Each of Parent and its Subsidiaries maintains insurance policies (the "PARENT INSURANCE POLICIES") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Parent Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Parent Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of Parent, its Subsidiaries and its predecessors has complied in all material respects with the provisions of each Parent Insurance

Policy under which it is or has been the insured party. No insurer under any Parent Insurance Policy has canceled or generally disclaimed liability under any such policy or, to Parent's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Parent Insurance Policies have been filed in a timely fashion.

     5.20 CERTAIN BUSINESS PRACTICES. None of Parent, its Subsidiaries, its predecessors or any directors, officers, managers, agents or employees of any of them, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     5.21 CONTRACTS.

          (a) SCHEDULE 5.21 contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements of the following categories to which any of Parent and its Subsidiaries is a party or by which any of them or their assets is bound (the "PARENT CONTRACTS"):

               (i) Parent Contracts requiring annual expenditures by or liabilities of any of Parent and its Subsidiaries in excess of $50,000 that have a remaining term in excess of 30 days or are not cancelable (without material penalty, cost or other liability) within 30 days;

               (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $50,000.

               (iii) Parent Contracts containing covenants limiting the freedom of any of Parent and its Subsidiaries to engage in any line of business (other than prohibitions against engaging in business relating to specific product lines) or compete with any person, in any product line or line of business, or operate at any location;

               (iv) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party has been entitled or is reasonably expected to be entitled to share in profits or losses of any of Parent and its Subsidiaries;

               (v) Parent Contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year;

               (vi) other Parent Contracts or commitment in which any of Parent and its Subsidiaries has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory; and

               (vii) as of the date hereof any other Parent Contract the performance of which could be reasonably expected to require expenditures by any of Parent and its Subsidiaries in excess of $50,000.

          (b) Each of the Parent Contracts is a valid and binding obligation of Parent and its Subsidiaries, to the extent a party thereto and, to Parent's knowledge without any investigation, the other parties thereto, enforceable against the applicable Parent and its Subsidiaries in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. Except as set forth on SCHEDULE 5.21, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Parent Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.

          (c) None of Parent and its Subsidiaries is in breach, default or violation (and no event has occurred or not occurred through Parent's or its Subsidiaries' action or inaction or through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract to which any of Parent or its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, except for violations set forth on SCHEDULE 5.21.

     5.22 RELATED PARTY TRANSACTIONS. Except as set forth in the on SCHEDULE 5.22, (a) no beneficial owner of 5% or more of Parent, its Subsidiaries' or its predecessors' equity interests, or (b) officer or director of Parent, its Subsidiaries or its predecessors or (c) any Person in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "PARENT RELATED PARTIES") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, any of Parent and its Subsidiaries;
(ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of any of Parent and its Subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of any of Parent and its Subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting a Parent Plan or Parent Benefit Plan. Following the Effective Time, except for obligations set forth in this Agreement, none of Parent and its Subsidiaries will have any obligations to any Parent Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time, and (ii) the obligations set forth in SCHEDULE 5.22.

     5.23 ASSETS.

          (a) The assets and properties of Parent and its Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the operation of the Parent Business as presently conducted and as conducted by Parent's predecessors, including, at the Effective Time, the business formerly conducted by Amortibanc Management, L.C. of providing management services with respect to the Parent Real Property. Parent and its Subsidiaries have good title to or a valid leasehold estate in (i) all personal properties and assets reflected on the date of the Parent Most Recent Balance Sheet (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice), except as could not, individually or in the aggregate, reasonably to be expected to have a Parent Material Adverse Effect.

          (b) SCHEDULE 5.23 sets forth (i) a complete and accurate list of each improved and unimproved real property owned or leased by any of Parent or its Subsidiaries, and the current use of such Parent Real Property and indicating whether the Parent Real Property is owned or leased; (ii) a complete and accurate list of all leases pursuant to which any of Parent and its Subsidiaries leases personal property and which require an annual expenditure by any of Parent and its Subsidiaries individually in excess of $50,000 or which are not cancelable (without material penalty, cost or other liability) within 90 days; and (iii) with respect to each lease for real property, the term (including renewal options) and current fixed rent.

          (c) Except as set forth in SCHEDULE 5.23, there are no pending or, to the knowledge of Parent, threatened condemnation or similar proceedings relating to any of the Parent Properties, except for such proceedings which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (d) The Parent Real Property constitutes all the real properties occupied by any of Parent and its Subsidiaries. Complete and correct copies of all leases concerning Parent Real Property have been made available to quepasa.

          (e) Parent has previously delivered to quepasa lists of the most recently issued real and personal (including vehicles) property tax assessments and tax bills, if any, for the 2000, 1999 and 1998 tax years.

          (f) To the knowledge of Parent, the Parent Real Property is currently zoned in the zoning category which permits operation of said properties as now used, operated and maintained for the operation of Parent. The consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing.

          (g) Each of Parent and its Subsidiaries holds good, valid and marketable fee simple title to its owned property.

          (h) Each of Parent and its Subsidiaries holds a valid leasehold estate for each leased property, and enjoys peaceful and undisturbed possession thereunder.

          (i) With respect to the Parent Real Property, each of Parent and its Subsidiaries holds good, valid and marketable fee simple title to all adjudicated and unadjudicated water and water rights, whether absolute or conditional, and all underground water and water rights, and the priorities therefore, whether or not appurtenant to or underlying the parent Real Property, and whether tributary, nontributary, or not nontributary, including, without limitation, the right title and interest in and to all ditches and ditch rights, reservoirs and reservoir rights, wells, well rights and drill holes, whether or not permitted or completed, well permits and applications, exchanges and exchange rights, contractual or otherwise, plans for augmentation, and the right to use all water attributable thereto, including the right to use, reuse, and discharge of the effluent and return flows from all such waters and water rights, together with all personalty and fixtures associated therewith, including without limitation, all improvements, pumps and equipment, meters, pipelines, conduits, collection or storage ponds, tanks or other facilities, and together with all wells sites and related easements and rights of way, and the right to consent or withhold consent to be served with water from underground sources underlying the Parent Real Property.

     5.24 REGISTRATION RIGHTS. Except as contemplated by the Registration Rights Agreement in the form of EXHIBIT E, Parent has not granted any rights to registration of any Parent Securities under the Securities Act.

                                   ARTICLE VI

                                    COVENANTS

     6.1 CONDUCT OF BUSINESS OF THE COMPANIES PRIOR TO THE CLOSING DATE. During the period from the date of this Agreement and continuing through the Closing Date, quepasa agrees that except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, quepasa shall use its reasonable commercial efforts to carry on the quepasa Business and the affairs of the Companies in such a manner so that the representations and warranties contained in Article IV shall continue to be accurate and correct in all material respects throughout such period, and the Companies shall carry on the quepasa Business as being conducted on the date hereof and use their respective reasonable commercial efforts (i) to preserve intact their business organizations, (ii) keep available the services of their officers and employees and (iii) preserve their relationships with customers, suppliers, Governmental Authorities and others having business dealings with it.

     Without limiting the generality of the foregoing, and except as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld), prior to the Effective Time, no Company shall:

          (a) adopt any change in its amended and restated certificate of incorporation or bylaws or comparable organizational documents;

          (b) except pursuant to existing agreements or arrangements (i) acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities;
(ii) waive, release, grant, or transfer any rights of material value; (iii) modify or change in any material respect any material Permit; (iv) incur, assume or prepay any indebtedness for borrowed money except in the ordinary course of business, consistent with past practice; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or trade payables of any other Person; (vi) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business, consistent with past practice; (vii) pledge or otherwise encumber shares of capital stock of any Company; (viii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon; (ix) enter into any Contract other than in the ordinary course of business consistent with past practice that would be material to any Company; or
(x) amend, modify or waive in any material respects any right under any material Contract;

          (c) notwithstanding anything in this Section 6.1 to the contrary, except as set forth in the budget attached hereto as SCHEDULE 6.1(c), authorize any expenditures in excess of $5,000 individually or $15,000 in the aggregate;

          (d) take any action that would result in any representation and warranty of any Company hereunder becoming untrue in any material respects as of the Effective Time;

          (e) split, combine or reclassify any shares of, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of quepasa Common Stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any quepasa Common Stock;

          (f) adopt or amend any Plan or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees (or support any portion thereof) or pay any benefit not required by any existing Plan (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

          (g) revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

          (h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, or as otherwise required by the terms thereof;

          (i) make any material Tax election or settle or compromise any material Tax liability;

          (j) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any Company, except insofar as may have been required by a change in GAAP;

          (k) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any quepasa Common Stock or equity equivalents;

          (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company (other than the Merger);

          (m) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of the Companies;

          (n) Settle, compromise or take any significant action with respect to the arbitrations disclosed on SCHEDULE 4.12;

          (o) take any action that would cause any award or judgment received by quepasa pursuant to either such arbitration to be excluded in any way from the assets of quepasa to be acquired at the Effective Time; and

          (p)  agree or commit to do any of the foregoing.

     6.2 CONDUCT OF BUSINESS OF PARENT PRIOR TO THE CLOSING DATE. During the period from the date of this Agreement and continuing through the Closing Date, Parent agrees that except as expressly contemplated or permitted by this Agreement or to the extent that quepasa shall otherwise consent in writing, Parent shall use its reasonable commercial efforts to carry on the business of Parent and the affairs of Parent and its Subsidiaries in such a manner so that the representations and warranties contained in Article V shall continue to be accurate and correct in all material respects throughout such period, and Parent shall carry on their business in the ordinary course consistent with past practices and use their respective reasonable commercial efforts (i) to preserve intact their business organizations, (ii) keep available the services of their officers and employees and (iii) preserve their relationships with customers, suppliers, Governmental Authorities and others having business dealings with it.

     Without limiting the generality of the foregoing, and except as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of quepasa (which shall not be unreasonably withheld), prior to the Effective Time, none of Parent and its Subsidiaries shall:

          (a) adopt any change in its articles of formation or operating agreement or comparable organizational documents;

          (b) except pursuant to existing agreements or arrangements (i) acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material amount of assets (excluding sales of inventory or other assets in the ordinary course of business) or securities;
(ii) waive, release, grant, or transfer any rights of material value; (iii) modify or change in any material respect any material Permit; (iv) incur, assume or prepay any indebtedness for borrowed money except in the ordinary course of business, consistent with past practice; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or

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

otherwise) for any indebtedness for borrowed money or trade payables of any other Person; (vi) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business, consistent with past practice; (vii) authorize any capital expenditure or expenditures not in the ordinary course of business that have not been authorized and approved prior to the date hereof or in the aggregate which individually is in excess of $100,000 or in excess of $250,000 in the aggregate;
(viii) pledge or otherwise encumber the equity interests of the members of Parent and its Subsidiaries; (ix) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon; (x) enter into any Parent Contract other than in the ordinary course of business consistent with past practice that would be material to any of Parent and its Subsidiaries; or (xi) amend, modify or waive in any material respects any right under any material Parent Contract;

          (c) take any action that would result in any representation and warranty of Parent hereunder becoming untrue in any material respects as of the Effective Time;

          (d) split, combine or reclassify any shares or units of, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Parent Common Stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the Parent Common Stock;

          (e) adopt or amend any Parent Plan or Parent Benefit Plan or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or any class of employees (or support any portion thereof) or pay any benefit not required by any existing Plan (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

          (f) revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

          (g) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, or as otherwise required by the terms thereof;

          (h) make any material Tax election or settle or compromise any material Tax liability;

          (i) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any of Parent and its Subsidiaries, except insofar as may have been required by a change in GAAP;

          (j) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of the Parent Common Stock;

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

          (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Contribution);

          (l) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of Parent and its Subsidiaries; or

          (m)  agree or commit to do any of the foregoing.

     6.3  PREPARATION OF PROXY STATEMENT, ETC.; STOCKHOLDERS MEETING.

          (a) REGISTRATION STATEMENT. As promptly as practicable, (i) Parent will provide quepasa with its audited financial statements for the year ended December 31, 1998, prepared on the same basis as the Parent Financial Statements, and complying with Section 5.7 as if such financial statements were Parent Financial Statements, and (ii) Parent and quepasa shall in consultation with each other prepare and file with the SEC the Proxy Statement and the Registration Statement in preliminary form; provided, that the Proxy Statement and the Registration Statement shall not be filed with the SEC until quepasa's Board of Directors has received the Fairness Opinion. Parent will prepare Parent and quepasa shall use their best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective as soon as practicable. Parent and quepasa shall furnish each other with all information concerning itself and the holders of its capital stock and shall take such other action as the other party may reasonably request in connection with the Proxy Statement and the Registration Statement and the issuance of shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to quepasa, any Subsidiary of quepasa, Parent, any Subsidiaries of Parent, or any of their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

          (b)  PROXY STATEMENT; STOCKHOLDER APPROVAL.

               (i) quepasa, acting through its Board of Directors, shall, subject to and in accordance with all Rules and its Articles of Incorporation, as amended, and its Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its shareholders for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and to delegate to Parent's Board of Directors the authority to effect a reverse stock split of up to one for 20 shares of Parent Common Stock at any time prior to or during the 24 month period after the Effective Time, and (x) except as the Board of Directors of quepasa determines, in good faith after consultation with outside counsel, may be inconsistent with its fiduciary duties under all Rules, and subject to
          Section 6.5, recommend approval and adoption of this Agreement and the transactions contemplated hereby, by its stockholders and include in the Proxy Statement such recommendation and (y) except as quepasa's Board of Directors determines, in good faith after consultation with outside counsel, may be inconsistent with its fiduciary duties under all Rules, take all reasonable action to solicit and obtain such approval.

               (ii) quepasa shall, as promptly as practicable (or with such other timing as quepasa and Parent mutually agree), cause the definitive Proxy Statement to be mailed to the stockholders of quepasa.

     6.4  COMPLIANCE WITH THE SECURITIES ACT.

          (a) At least 30 days prior to the Effective Time, quepasa shall cause to be delivered to Parent a list identifying all persons who may be deemed, in quepasa's reasonable judgment, at the time this Agreement is submitted for approval and adoption to the shareholders of the Company, to be "Affiliates" of the Company for the purposes of Rule 145 under the Securities Act.

          (b) quepasa shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in
Section 6.4(a) above to deliver to the Company, at least ten days prior to the Effective Time, a written agreement, in the form attached hereto as EXHIBIT F.

     6.5  NON-SOLICITATION BY QUEPASA.

          (a) quepasa shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any executive officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, "REPRESENTATIVES") of, quepasa or any Subsidiary of quepasa to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal (as defined in Section 6.5(f) hereof), (ii) enter into any agreement providing for any Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that quepasa may, in response to an unsolicited bona fide Takeover Proposal that did not result from a breach of this Section 6.5(a), which the quepasa Board determines, in good faith, after consultation with its legal counsel and financial advisors, may reasonably be expected to lead to a Superior Proposal (as defined in Section 6.5(f) hereof), subject to compliance with Section 6.5(c) hereof, (x) furnish information with respect to the Companies to the Person making such Takeover Proposal and its Representatives pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Takeover Proposal.

          (b) The Board of Directors of quepasa shall not (i) withdraw or modify in a manner adverse to Buyer, or publicly propose to withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Board of Directors of quepasa of this Agreement and the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, in each case, except as set forth in the next succeeding sentence, unless this Agreement is terminated in accordance with Article VIII hereof. If the Board of Directors of quepasa determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to cause such Board of Directors to violate its fiduciary duties to quepasa's stockholders, the Board of Directors of quepasa may withdraw or modify its approval or recommendation of this Agreement and the Merger without terminating this Agreement.

          (c) quepasa shall, promptly following receipt of any Takeover Proposal, notify Parent of the receipt thereof and any stated material terms (other than the identity of the person making such Takeover Proposal).

          (d) Nothing contained in this Section 6.3 shall prohibit quepasa from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to quepasa's stockholders if the Board of Directors of quepasa determines in good faith, after consultation with outside counsel, that such disclosure is necessary or advisable to comply with its obligations under applicable law.

          (e) Notwithstanding the foregoing provisions of this Section 6.3, it is agreed that quepasa (i) shall include in the press release announcing this Agreement a statement to the effect that, consistent with its fiduciary obligations and subject to the terms of this Agreement, the Board of Directors of quepasa has preserved its ability to respond to third parties, where appropriate, (ii) may file this Agreement and such press release as exhibits to a Current Report on Form 8-K, and (iii) may repeat such statements in other public disclosures and in private communications with financial analysts, its stockholders, such third parties or their Representatives.

          (f)  For purposes of this Agreement:

     "TAKEOVER PROPOSAL" means (i) any proposal or offer for a merger, consolidation, recapitalization or other business combination involving quepasa,
(ii) any proposal for the issuance of 35% or more of the equity securities of quepasa as consideration for the assets or securities of another person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, 35% or more of the equity securities of the Company or assets that represent 20% or more of the consolidated total assets of quepasa or (iv) an expression of interest believed by the Board of Directors of quepasa in good faith to be a bona fide indication of a third party's interest in pursuing the making any of the foregoing proposals, after consulting with its financial advisors as to such third party's financial capability to consummate such proposal (including through obtaining financing), in each case other than the Merger.

     "SUPERIOR PROPOSAL" means a written Takeover Proposal made by a third party on terms that the Board of Directors of quepasa determines in good faith (after consultation with its financial advisors) to be superior from a financial point of view to quepasa's stockholders than the Merger, taking into account all the terms and conditions of such proposal and this

Agreement, and to be reasonably capable of being completed, taking into account all financial, legal and other aspects of such proposal, including its proposed financing.

     6.6 NO SOLICITATION BY PARENT. Unless this Agreement shall have been terminated pursuant to Section 8.1, Parent shall not, and shall not permit its Subsidiaries to, directly or indirectly through any officer, director, member, manager, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including quepasa's officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Parent shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Parent shall, and shall cause its Subsidiaries to, notify quepasa if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise quepasa of the contents thereof (and, if in written form, provide quepasa with copies thereof).

     For purposes hereof, "COMPETING TRANSACTION" means any business combination or recapitalization involving the Parent Business of or any acquisition or purchase of all or a significant portion of the assets of the Parent Business, or any material equity interest in the Parent Business or any other similar transaction with respect to Parent involving any Person or entity other than quepasa or its Affiliates.

     6.7 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release subject to Section 6.5(e) hereof and otherwise acceptable to Parent and quepasa. Thereafter, except as provided in Section 6.5(e) hereof, Parent and quepasa agree not to make any additional public disclosures without the prior consent of the other (which consent shall not be unreasonably withheld) as to the content and timing of such disclosure; PROVIDED, HOWEVER, that either party may make such disclosures as may be required to comply with applicable law, regulations or Nasdaq requirements, as long as the other party is afforded (to the extent practicable) prior notice thereof.

     6.8 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without undue disruption to the quepasa Business, quepasa will give Parent and its authorized representatives full access to the offices and other facilities and to all books and records of the Companies (including Tax returns and accounting work papers) and will fully cooperate with regard to such inspections as Parent may from time to time reasonably request. If the transactions contemplated by this Agreement are not consummated, Parent and each of its employees, accountants, counsel and other authorized representatives shall keep any information obtained in accordance with this Section 6.9 confidential and not use such information for any other purpose.

     6.9 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided (including the limitations provided herein regarding the fiduciary duties of the Board of

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

Directors of quepasa) each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cause the conditions to the Closing set forth in Article VII to be satisfied.

     6.10 NOTIFICATION OF CERTAIN MATTERS. From time to time prior to the Closing, quepasa and Parent will promptly notify the other party in writing of
(i) the occurrence or non-occurrence of any fact or event that could (x) cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) cause any material covenant or condition hereunder not to be complied with or satisfied in a material respect and (ii) any failure of quepasa or Parent, as the case may be, to comply with or satisfy any covenant or condition to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that such notification shall not be deemed to be a modification or update of the Schedules and shall not affect the representations or warranties of any party or the conditions to the obligations of any parties hereunder. quepasa shall furnish to Parent copies of all reports of the type referred to in Section 4.4 hereof that it files with the SEC on or after the date hereof promptly after the filing thereof.

     6.11 INDEMNIFICATION AND INSURANCE.

          (a) Parent and quepasa agree that all rights to indemnification, exculpation, advancement of expenses and the like now existing in favor of any employee, agent, director or officer of the Company and its Subsidiaries (each, an "INDEMNIFIED PARTY" and together, the "INDEMNIFIED PARTIES") as provided in their respective charters or by-laws, or in an agreement between an Indemnified Party and quepasa or one of its Subsidiaries set forth in SCHEDULE 6.11 are contract rights and shall survive the Merger. In addition, and without limiting the foregoing, the Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by all Rules with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of quepasa or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, quepasa or any of its Subsidiaries, occurring at or prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limiting the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with the Surviving Corporation to reimburse the Surviving Corporation, to the extent required by all Rules, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment which is not subject to appeal or review, that indemnification of such officer or director is prohibited by all Rules. The Surviving Corporation shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.11.

          (b) The Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by quepasa; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

     6.12 EMPLOYEE BENEFITS. Parent acknowledges that, after the Effective Time, the Surviving Corporation and its subsidiaries will continue to be obligated under the employee benefit plans and employment agreements in effect as of the Effective Time in accordance with the terms of those plans. Parent may take action to cause the Surviving Corporation and its subsidiaries to amend, modify, alter or terminate those plans only in accordance with their terms.

     6.13 OPTIONS. Prior to the Effective Time, Parent agrees to grant options to purchase Parent Common Stock at a price to be agreed upon by Parent and quepasa (but in no event less than the fair market value on the date of grant) to the individuals, in the amounts and on the terms set forth on SCHEDULE 6.13 hereto. In addition, prior to the Effective Time, Parent may grant additional options, or award shares of Parent Common Stock, to individual officers and directors, provided, that such grants or awards are approved by Parent's board of directors consistent with its fiduciary duties after the Effective Time, and provided further that (a) any such grants of options must be at no less than the fair market value on the date of grant and (b) any such awards of shares of Parent Common Stock must consist solely of shares of Parent Common Stock that are outstanding as of the date of this Agreement or are acquired pursuant to the Merger from the conversion of shares of quepasa Common Stock and may not be newly issued shares of Parent Common Stock.

     6.14 DIRECTORS AND OFFICERS.

          (a) At the Effective Time, Parent shall take all action necessary to elect and appoint the individuals set forth on SCHEDULE 6.14 to the Board of Directors of Parent; provided that if any such individual declines or is unable to serve in the position indicated on SCHEDULE 6.14, the party designating such individual (as indicated on SCHEDULE 6.14) shall be entitled to designate another individual reasonably acceptable to the other parties to this Agreement to serve on the Board of Directors.

          (b) For not less than the one year period following the Effective Time, Parent agrees to pay the non-employee Directors of Parent as set forth on
SCHEDULE 6.14.

          (c) Prior to the Effective Time, Parent agrees to use its best commercially reasonable efforts to have in effect at the Effective Time directors' and officers' liability insurance with coverage comparable to that currently maintained by quepasa.

     6.15 PARENT REAL PROPERTY APPRAISALS. Parent has delivered to quepasa appraisals that comply with the Uniform Standards of Professional Appraisal Practices as a complete appraisal for the real properties set forth on SCHEDULE 6.15, and will deliver an appraisal prepared on the same basis for the Willow Springs Ranch property located in Socorro, New Mexico no later than August 22, 2001.

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

     6.16 MANAGEMENT OF PARENT AND ITS SUBSIDIARIES. After the Effective Time, Parent covenants and agrees that none of Parent or its employees, including each of the individuals set forth on Schedule 5.18, shall conduct any business on behalf of, provide any services for, or share any assets of Parent or its Subsidiaries with, Amortibanc Management, L.C. or its affiliates (other than Parent and its Subsidiaries) unless Parent receives compensation equal to at least the fair market value of the services provided.

     6.17 TRANSFER OF WAGON BOW RANCH. Parent shall cause Amortibanc Management, L.C. to complete the transfer of the property known as the Wagon Bow Ranch to Parent prior to the commencement of mailing the Proxy Statement to quepasa's shareholders.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

     7.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUB AND CONTRIBUTION SUB. All obligations of each of Parent, Merger Sub and Contribution Sub to consummate the Merger under this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Parent for itself and on behalf of Merger Sub and Contribution Sub (to the extent permitted by applicable law):

          (a) REPRESENTATIONS AND WARRANTIES OF QUEPASA. The representations and warranties of quepasa that are qualified with reference to a quepasa Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct except where in the aggregate the failure to be true and correct would not have a quepasa Material Adverse Effect, in each case as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, and Buyer shall have received a certificate signed on behalf of quepasa by the chief executive officer or the chief financial officer of quepasa to that effect.

          (b) PERFORMANCE OF QUEPASA'S OBLIGATIONS. quepasa shall have performed in all material respects all of its covenants under this Agreement, including without limitation, compliance with its obligations pursuant to
Section 6.10, to be performed by it on or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of quepasa by the chief executive officer or the chief financial officer of quepasa to that effect.

          (c) CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals required to be filed or obtained by quepasa prior to Closing in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger as contemplated hereby shall have been duly obtained and all notices or filings required prior to Closing in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger as contemplated hereby shall have been given or made.

          (d) INJUNCTIONS. There shall not be pending (i) any action or proceeding by any Governmental Authority or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Authority that has reasonable likelihood of success seeking to
(w) make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages, (x) restrain or prohibit Merger Sub's (including its affiliates) ownership or operation of all or any material portion of the business or assets of the Surviving Corporation or the Companies, or to compel Merger Sub or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation or the Companies, (y) impose or confirm material limitations on the ability of Merger Sub or any of its Affiliates to effectively control the business or operations of the Surviving Corporation or the Companies or effectively to exercise full rights of ownership of the quepasa Common Stock, including, without limitation, the right to vote any quepasa Common Stock acquired or owned by Merger Sub or any of its Affiliates on all matters properly presented to quepasa's stockholders, or (z) require divestiture by Merger Sub or any of its Affiliates of any material amount of quepasa Common Stock, and no court, arbitrator or Governmental Authority shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the sole judgment of Merger Sub is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (w) through (z); provided, however, that Merger Sub shall use its reasonable best efforts to have any such judgment, order, decree or injunction vacated;

          (e) NO MATERIAL ADVERSE CHANGE. During the period from the date of the quepasa Most Recent Balance Sheet to the Closing, there shall have been no quepasa Material Adverse Effect.

          (f) DISSENTERS RIGHTS. Holders of not more than 20% of quepasa Common Stock outstanding at the close of business on the record date relating to the Stockholders Meeting, shall have demanded appraisal for such shares in accordance with Sections 92A.300 to 92A.500, inclusive, of NGCL.

          (g) CASH ON HAND. quepasa and its Subsidiaries shall have not less than $2,500,000 in cash on hand in its bank accounts net of all liabilities of any kind or nature whatsoever on the Closing Date and, after giving effect to any expenses or payments made or required to be made to any party in connection with the arbitration disclosed on SCHEDULE 4.12.

          (h) CORPORATE APPROVALS. The stockholders of quepasa shall have duly approved the Merger, this Agreement and the transactions contemplated hereby in accordance with the Organizational Documents of quepasa and the NGCL.

          (i) SEC COMMENT LETTER. Parent shall be satisfied, in its sole reasonable judgment, that all issues raised in the SEC Comment Letter shall have been resolved with the SEC to Parent's satisfaction and quepasa shall have made all filings and any amendments with the SEC required to comply with such resolutions in connection with the SEC Comment Letter; provided that those changes contained in quepasa's informal submission of responses to the SEC staff dated July 12, 2001 and August 6, 2001 shall not be grounds for Parent's dissatisfaction with the resolution of the SEC Comment Letter.

          (j) DIRECTORS' AND OFFICERS' INSURANCE. Parent shall have in effect directors' and officers' liability insurance with coverage comparable to that maintained by quepasa prior to the Effective Time.

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

     7.2 CONDITIONS TO OBLIGATIONS OF QUEPASA. Obligations of quepasa under this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by quepasa (to the extent permitted by applicable law and only with the approval of the Board of Directors):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer that are qualified with reference to a Parent Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct except where in the aggregate the failure to be true and correct would not have a Parent Material Adverse Effect, in each case as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, and quepasa shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to that effect.

          (b) PERFORMANCE OF OBLIGATIONS. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by Buyer, including without limitation, compliance with its obligations pursuant to Section 6.10, on or prior to the Closing Date , and quepasa shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to that effect.

          (c) INJUNCTIONS. The consummation of the Merger or the Contribution shall not be restrained, enjoined or prohibited by any order, judgment, decree or ruling of a court of competent jurisdiction or any Governmental Authority entered after the parties have used reasonable best efforts to prevent such entry and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger or the Contribution by any Governmental Authority which prevents the consummation of the Merger or the Contribution.

          (d) PARENT REAL PROPERTY APPRAISAL. The aggregate value of the owned Parent Real Property, as determined by the appraisals required by Section 6.15, and the notes receivable set forth on EXHIBIT B, less any Parent Liabilities, shall not be less than $10,000,000.

          (e) CORPORATE APPROVALS. The stockholders of quepasa shall have approved the Merger, this Agreement and the transactions contemplated hereby in accordance with the Organizational Documents of quepasa and the NGCL.

          (f) DIRECTORS. Parent shall deliver documents demonstrating that all action necessary to elect and appoint the individuals set forth on SCHEDULE 6.14 to the Board of Directors of Parents has taken place.

          (g) DIRECTORS' AND OFFICERS' INSURANCE. Parent shall have in effect directors' and officers' liability insurance with coverage comparable to that maintained by quepasa prior to the Effective Time.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

     8.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) by the mutual written consent of Parent, for itself and on behalf of Merger Sub and Contribution Sub, and quepasa (with the approval of the Board of Directors); or

          (b) by Parent, for itself and on behalf of Merger Sub and Contribution Sub, if all of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived on or prior to December 31, 2001 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that Parent shall not have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to any of Parent's, Merger Sub's or Contribution Sub's willful failure to fulfill or willful breach of any of its obligations under this Agreement;

          (c) by quepasa, if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived on or prior to the Termination Date; PROVIDED, HOWEVER, that quepasa shall not have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to quepasa's willful failure to fulfill or willful breach of any of its obligations under this Agreement;

          (d) by Parent, for itself and on behalf of Merger Sub and Contribution Sub, if (i) there has been a breach by quepasa of any of its representation or warranties, or covenants or agreements set forth in this Agreement the effect of which is a quepasa Material Adverse Effect, which breach is not curable; PROVIDED that if such breach is curable by quepasa through the exercise of their reasonable best efforts and for so long as quepasa continues to exercise such reasonable best efforts, Parent shall not have the right to terminate this Agreement pursuant to this subsection, or (ii) the Board of Directors of quepasa (x) fails to recommend the approval and adoption of this Agreement and the transactions contemplated hereby to quepasa's stockholders in accordance with Section 6.3(b) hereof, or (y) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the transactions contemplated hereby;

          (e) by quepasa, if there has been a breach by Parent, Merger Sub or Contribution Sub of any of its representations or warranties, covenants or agreements set forth in this Agreement the effect of which is a Parent Material Adverse Effect, which breach is not curable; PROVIDED that if such breach is curable by Parent, Merger Sub or Contribution Sub through the exercise of their reasonable best efforts and for so long as Parent, Merger Sub or Contribution Sub continues to exercise such reasonable best efforts, quepasa shall not have the right to terminate this Agreement pursuant to this subsection;

          (f) by Parent, for itself and on behalf of Merger Sub and Contribution Sub, if a Stockholders Meeting contemplated by Section 6.2(c) hereof (including any adjournment or postponement thereof) shall have been held and the stockholders of quepasa shall have failed to approve the Merger in accordance with the Organizational Documents of quepasa and the NGCL;

          (g) by quepasa in connection with entering into a definitive agreement concerning a Superior Proposal, subject to and in accordance with quepasa's compliance with Section 6.5 hereof (including the notice provisions therein); or

          (h) by quepasa if the Fairness Opinion is not delivered to quepasa's Board of Directors by September 15, 2001, or if it is withdrawn by FBR at any time after its issuance and prior to the Effective Time.

     8.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by quepasa or Parent pursuant to this Article VIII, written notice thereof shall promptly be given to the other parties and (if such termination is proper under the terms of this Article VIII) this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement. If this Agreement is so terminated, no party to this Agreement shall have any right or claim against another party on account of such termination unless this Agreement is terminated by a party on account of a willful or knowing breach of any representation, warranty or covenant herein by the other party or parties (in which case the terminating party or parties shall be entitled to all of its rights and remedies at law or in equity), or on account of circumstances that give rise to payment obligations under Section 8.3 hereof. The agreements set forth in this Section 8.2, Section 8.3 and Article VIII hereof shall survive the termination of this Agreement.

     8.3  TERMINATION FEE.

          (a) In the event that Parent, for itself and on behalf of Merger Sub and Contribution Sub, or quepasa terminates this Agreement pursuant to Section 8.1(d), (e) or (f), the non-terminating party to shall be entitled to receive a fee in cash (the "TERMINATION FEE") in an amount equal to $500,000, payable in immediately available funds, the next business day following the termination of this Agreement as liquidated damages incurred by the non-terminating party in connection with the transactions contemplated hereby. Notwithstanding the foregoing, no Termination Fee shall be payable to the non-terminating party if the terminating party was in material breach of its representations, warranties or covenants under this Agreement at the time of its termination.

          (b)  In the event that quepasa terminates this Agreement pursuant to
Section 8.1(g), Parent shall be entitled to receive $500,000 plus an amount equal to the aggregate amount of fees and expenses (including all attorney's fees, accountants' fees, and financial advisory fees) incurred by Buyer in connection with the transactions contemplated hereby, payable in immediately available funds, the next business day following the termination of this Agreement as liquidated damages incurred by Buyer in connection with the transactions contemplated hereby.

          (c)  In the event that quepasa terminates this Agreement pursuant to
Section 8.1(h), Parent shall be entitled to receive a sum equal to the amount of its actual expenses incurred for attorneys, accountants and appraisers incurred in connection with this

Agreement and the transactions contemplated hereby, up to a maximum of $250,000, as liquidated damages incurred by Buyer in connection with the transactions contemplated hereby.

          (d) If the terminating party fails to pay when due any amount payable under this Section 8.3, then (i) the terminating party shall reimburse the non-terminating party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the non-terminating party of its rights under this Section 8.3, and (ii) the terminating party shall pay to the non-terminating party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the non-terminating party in full) at an annual rate of 12%.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

     9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall not survive beyond the Effective Time.

     9.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; PROVIDED, HOWEVER, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party. Except as set forth in Section 6.11 and Section 6.12 hereof, and except as expressly set forth elsewhere in this Agreement, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights (including rights as a third party beneficiary) or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     9.3 EXPENSES. Except as otherwise specifically provided in this Agreement, quepasa shall bear all expenses incurred on its behalf or on behalf of any Company in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and Parent shall bear all expenses of such nature incurred on its own behalf.

     9.4 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing, shall be given to such party at its address set forth below or at such other address as shall be furnished by any party by like notice to the others. Each such notice, request or other communication shall be deemed to have been duly given (i) as of the date of delivery, if delivered personally, (ii) upon the next business day when delivered during normal business hours to a recognized overnight courier service, such as Federal Express for next business day delivery, or (iii) on the business day of receipt if sent by facsimile (with confirmation of receipt).

          (a)  if to Parent, Merger Sub or Contribution Sub, to:

                    5115 N. Scottsdale Rd., Suite 101
                    Scottsdale, AZ 85250

                    Attn: Jay Torok
                    Fax: (480) 949-6007

                    with copies to:

                    Gallagher & Kennedy P.A.
                    2575 East Camelback Road
                    Phoenix, AZ 85016-9225
                    Attn: Edward Zachary
                    Fax: (602) 530-8500

          (b)  if to quepasa, to:

                    quepasa.com, inc.
                    400 E. Van Buren, 4th Floor
                    Phoenix, AZ  85004
                    Attn: Gary L. Trujillo
                    Fax: (602) 281-1499

                    with copies to:

                    Brownstein Hyatt & Faber, P.C.
                    410 Seventeenth Street, 22nd Floor
                    Denver, Colorado 80202
                    Attn: Jeffrey M. Knetsch
                    Fax: (303) 223-1111

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section 9.4.

     9.5 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and the Schedules and the Confidentiality Agreement entered into on March 2, 2001 between Amortibanc and quepasa (the "CONFIDENTIALITY AGREEMENT"), represents the entire agreement and understanding of the parties hereto with reference to the transactions contemplated herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Agreement (except for the Confidentiality Agreement) and all prior drafts thereof, all of which are merged into this Agreement or such other agreements, as the case may be.

     9.6 WAIVERS, AMENDMENTS AND REMEDIES. This Agreement may be amended and the terms hereof may be waived, and consents may be provided, only by a written instrument signed by Parent and quepasa (with the approval of the Board of Directors) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     9.7 SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. To the extent such invalidity or unenforceability has a material impact upon the expectations of the parties hereto, the parties agree to make appropriate modifications to this Agreement to take such impact into account.

     9.8 HEADING. The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     9.9 COUNTERPARTS; TERMS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural or masculine or feminine shall include the other as the context may require.

     9.10 GOVERNING LAW; CONSENT TO JURISDICTION; VENUE. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts located within Phoenix, Arizona over any action or proceeding relating to, or arising under or in connection with this Agreement and consents to personal jurisdiction of such courts and waives any objection to such courts' jurisdiction. The parties hereto agree that any claim or suit between or among any of the parties hereto relating to or arising under or in connection with this Agreement may only be brought in and decided by the state courts located in Phoenix, Arizona, such courts being a proper forum in which to adjudicate such claim or suit, and each party hereby waives any objection to each such venue and waives any claim that such claim or suit has been brought in an inconvenient forum.

     9.11 INTERPRETATION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     9.12 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are a part of this Agreement as if fully set forth herein.

     9.13 ARBITRATION. Any dispute or controversy arising among the parties to this Agreement involving the construction or application of any of the terms, provisions or conditions of this Agreement shall, on the written request of any party served on the other parties in accordance with Section 9.4, be submitted to binding arbitration. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES

ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO A JURY TRIAL. Arbitration shall comply with and be governed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration will be conducted only in Phoenix, Arizona, before a panel of three arbitrators selected by the parties or, if they are unable to agree on an arbitrator, before three arbitrators selected by the AAA. The arbitrator shall have full authority to order specific performance and award damages and other relief available under this Agreement or applicable law but shall have no authority to add to, detract from, change or amend the terms of this Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrator will be final and binding, and judgment on the award by the arbitrator may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The prevailing party in any such arbitration shall receive its costs of arbitration, including reasonable attorneys' fees and costs, from the losing party.

                                  * * * * * * *

     IN WITNESS WHEREOF, Buyer and quepasa have caused this Merger Agreement to be signed as of the date first written above.


                                        quepasa.com, inc.

                                        By: /s/ Gary L. Trujillo
                                           ------------------------------------
                                           Gary L. Trujillo
                                           Chairman and Chief Executive Officer



                                        GREAT WESTERN LAND AND RECREATION, INC.

                                        By: /s/ Jay N. Torok
                                           ------------------------------------
                                           Jay N. Torok
                                           President



                                        GWLAR, INC.

                                        By: /s/ Jay N. Torok
                                           ------------------------------------
                                           Jay N. Torok
                                           President



                                        GWLR, LLC

                                        By: /s/ Jay N. Torok
                                           ------------------------------------
                                           Jay N. Torok
                                           President

                                    EXHIBIT A

                                  DEFINED TERMS

     The following terms shall have the meanings set forth or referenced below:

     AAA shall have the meaning set forth in Section 9.13.

     AFFILIATES shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

     AGREEMENT shall have the meaning set forth in the Preamble.

     ANTITRUST AUTHORITIES shall have the meaning set forth in Section 6.8.

     ARTICLES OF MERGER shall have the meaning set forth in Section 1.5.

     BUYER shall have the meaning set forth in the Preamble.

     CERTIFICATES shall have the meaning set forth in Section 3.2(b).

     CLOSING shall have the meaning set forth in Section 3.10.

     CLOSING DATE shall have the meaning set forth in Section 1.5.

     CODE shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY or COMPANIES shall have the meaning set forth in Section 4.1.

     COMPANY BENEFIT PLAN shall have the meaning set forth in Section
4.14(a)(ii).

     COMPANY ERISA AFFILIATE shall have the meaning set forth in Section
4.14(a).

     COMPANY PLAN shall have the meaning set forth in Section 4.14(a)(i).

     COMPANY RETURNS shall have the meaning set forth in Section 4.10(a).

     COMPETING TRANSACTION shall have the meaning set forth in Section 6.6.

     CONFIDENTIALITY AGREEMENT shall have the meaning set forth in Section 9.5

     CONSENTS shall mean all consents or approvals of third parties necessary to permit the Merger to be consummated in accordance with this Agreement, without breach of any material contract, permit or other agreement.

     CONSTITUENT CORPORATIONS shall have the meaning set forth in the Preamble.

     CONTRIBUTION shall have the meaning set forth in Section 2.1.

     CONTRIBUTION SUB shall have the meaning set forth in the Preamble.

     DISSENTING SHARES shall have the meaning set forth in Section 3.5.

     EFFECTIVE TIME shall have the meaning set forth in Section 1.5.

     ENVIRONMENTAL LAWS shall have the meaning set forth in Section 4.9(b)(i).

     ERISA shall have the meaning set forth in Section 4.14(a)(i).

     EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     EXCHANGE AGENT shall have the meaning set forth in Section 3.2(a).

     EXCHANGE FUND shall have the meaning set forth in Section 3.2(a).

     EXHIBITS shall mean the exhibits attached to this Agreement and referred to in Section 8.12.

     FAIRNESS OPINION shall mean the opinion of FBR, the financial advisor to the Board of Directors of quepasa, to the effect that, as of the date hereof, the consideration to be received in the Merger by quepasa's stockholders is fair to the stockholders of quepasa from a financial point of view.

     FBR shall have the meaning set forth in Section 4.15.

     FRACTIONAL SHARE PRICE shall have the meaning set forth in Section 3.4.

     GAAP shall have the meaning set forth in Section 4.7.

     GOVERNMENTAL AUTHORITY shall mean foreign, domestic, federal, territorial, state, provincial, local or municipal governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, bureau, official or branch of any of the foregoing.

     HAZARDOUS SUBSTANCES shall have the meaning set forth in Section 4.9(b)(i).

     INDEMNIFIED PARTY or INDEMNIFIED PARTIES shall have the meaning set forth in Section 6.11.

     INTELLECTUAL PROPERTY means all (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) web sites, (v) domain names, (vi) copyrights, and (vii) trade secrets (as defined in the Uniform Trade Secrets Act), in each case whether registered or not.

     IRS shall have the meaning set forth in Section 4.14(b).

     JUDGMENT shall mean any order, decree, writ, injunction, award or judgment or any court or other Governmental Authority or any arbitrator.

     KNOWLEDGE -- an individual will be deemed to have "knowledge" of a particular fact or matter if such individual is actually aware of such fact or matter or would reasonably be expected to be aware of such fact or matter. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director or executive officer (or in a similar capacity) of such Person has actual knowledge of such fact or matter or would reasonably be expected to be aware of such fact or matter.

     LIEN shall mean, with respect to any asset (real, personal or mixed): (a) any lien, claim, option, charge, security interest, pledge, mortgage or other encumbrance whether imposed by Rule or contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

     MERGER shall have the meaning set forth in the Recitals.

     MERGER CONSIDERATION shall have the meaning set forth in Section 3.1(c).

     MERGER SUB shall have the meaning set forth in the Preamble.

     MERGER SUB SHARES shall have the meaning set forth in the Recitals.

     NGCL shall have the meaning set forth in Section 1.1.

     OPTION shall have the meaning set forth in Section 3.7.

     ORGANIZATIONAL DOCUMENTS shall mean (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (v) any amendment to any of the foregoing.

     PARENT shall have the meaning set forth in the Preamble.

     PARENT BENEFIT PLAN shall have the meaning set forth in Section
5.14(a)(ii).

     PARENT BUSINESS shall mean the business and operations of Parent and its Subsidiaries.

     PARENT COMMON STOCK shall have the meaning set forth in Section 3.1(a).

     PARENT CONTRACTS shall have the meaning set forth in Section 5.21.

     PARENT ERISA AFFILIATE shall have the meaning set forth in Section 5.14(a).

     PARENT FINANCIAL STATEMENTS shall have the meaning set forth in Section
5.7.

     PARENT INTERESTS shall have the meaning set forth in the Recitals.

     PARENT IP shall have the meaning set forth in Section 5.11.

     PARENT INSURANCE POLICIES shall have the meaning set forth in Section 5.19.

     PARENT LIABILITIES shall mean all liabilities or obligations of Parent and its Subsidiaries of whatever nature, whether known or unknown, absolute or contingent, including without limitation (i) any liabilities or obligations of Parent and its Subsidiaries with respect to any debt, liability or trade payable for any period prior to the Effective Time, (ii) any liabilities or obligations of any officer or employee of Parent and its Subsidiaries resulting in a liability or obligation of Parent and its Subsidiaries, and (iii) any liabilities arising under environmental and safety requirements related to any condition in existence prior to the Effective Time.

     PARENT MATERIAL ADVERSE EFFECT shall mean a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of Parent and its Subsidiaries taken as a whole, excluding adverse changes in general economic or industry conditions or in the financial or capital markets.

     PARENT MOST RECENT BALANCE Sheet shall have the meaning set forth in
Section 5.7.

     PARENT OPTION PLAN shall have the meaning set forth in Section 3.7.

     PARENT PLAN shall have the meaning set forth in Section 5.14(a)(i).

     PARENT REAL PROPERTY shall mean all real property owned or leased by Parent and its Subsidiaries.

     PARENT RELATED PARTIES shall have the meaning set forth in Section 5.22.

     PARENT RETURNS shall have the meaning set forth in Section 5.10(a).

     PARENT SECURITIES shall have the meaning set forth in Section 5.2(c).

     PARENT WARRANTS shall have the meaning set forth in Section 5.2.

     PATENTS shall mean patents (including all reissues, reexaminations, divisions, continuations in part and extensions thereof), utility models, patent applications and disclosures docketed.

     PENSION BENEFIT GUARANTY CORPORATION shall have the meaning set forth in
Section 4.14(d).

     PER SHARE MERGER CONSIDERATION shall have the meaning set forth in Section 3.1(a).

     PERMITS shall have the meaning set forth in Section 4.9(b)(viii).

     PERSON shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization, including a Governmental Authority.

     PROXY STATEMENT shall have the meaning set forth in Section 4.16.

     QUEPASA shall have the meaning set forth in the Preamble.

     QUEPASA BUSINESS shall mean the business and operations of quepasa.

     QUEPASA COMMON STOCK shall mean the common stock, par value $.0001 per share, of quepasa.

     QUEPASA CONTRACTS shall have the meaning set forth in Section 4.23.

     QUEPASA FINANCIAL STATEMENTS shall have the meaning set forth in Section
4.7.

     QUEPASA INSURANCE POLICY shall have the meaning set forth in Section 4.21.

     QUEPASA IP shall have the meaning set forth in Section 4.11.

     QUEPASA MATERIAL ADVERSE EFFECT shall mean a material adverse effect on the financial condition, assets, profits, liabilities, results of operations or business of quepasa and its Subsidiaries taken as a whole, excluding adverse changes in general economic or industry conditions or in the financial or capital markets.

     QUEPASA MOST RECENT BALANCE SHEET shall have the meaning set forth in
Section 4.7.

     QUEPASA OPTION PLAN shall have the meaning set forth in Section 3.7.

     QUEPASA REAL PROPERTY shall mean all real property leased by quepasa and its Subsidiaries.

     QUEPASA RELATED PARTIES shall have the meaning set forth in Section 4.24.

     QUEPASA SECURITIES shall have the meaning set forth in Section 4.2(c).

     QUEPASA WARRANTS shall have the meaning set forth in Section 3.8.

     REGISTRATION STATEMENT shall have the meaning set forth in Section 4.16.

     REPRESENTATIVE shall have the meaning set forth in Section 7.5(a).

     RETURN or RETURNS means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

     RULES shall have the meaning set forth in Section 4.9(a).

     SCHEDULES shall mean the schedules attached to this Agreement.

     SEC shall have the meaning set forth in Section 4.4.

     SEC COMMENT LETTER shall have the meaning set forth in Section 4.4.

     SEC REPORTS shall have the meaning set forth in Section 4.4.

     SECURITIES ACT shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     STOCKHOLDERS MEETING shall have the meaning set forth in Section 4.16.

     SUBSIDIARY shall mean any corporation or entity, at least a majority of the outstanding capital stock, membership interest or other equity interests of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors or similar governing body of such corporation or entity) shall at the time owned by the relevant Person directly through one or more corporations or other entities which are themselves Subsidiaries.

     SUPERIOR PROPOSAL shall have the meaning set forth in Section 6.5(f).

     SURVIVING CORPORATION shall have the meaning set forth in Section 1.1.

     TAKEOVER PROPOSAL shall have the meaning set forth in Section 6.5(f).

     TAX or TAXES means all federal, state, local, foreign and other net income, gross income, gross receipts, sales use, AD VALOREM, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest any penalties, additions to tax or additional amounts with respect thereto.

     TERMINATION DATE shall have the meaning set forth in Section 8.1(b).

     TERMINATION FEE shall have the meaning set forth in Section 9.3.

     TITLE IV PLAN shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

     TRADE NAMES shall mean (i) trade names, (ii) brand names, and (iii) logos used in the quepasa Business or the Parent Business, as the case may be.

     TRADEMARKS shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the quepasa Business or the Parent Business, as the case may be.

                                    EXHIBIT B

             PARENT'S LIST OF MEMBERSHIP INTERESTS AND REAL PROPERTY

See attached.

                CONTRIBUTION SUB SUBSIDIARIES                             %TO C SUB                %MINORITY
                -----------------------------                             ---------                ---------
Exhibit B       Houston Coventry, L.L.C.                                     100%
                Houston Greenwich, L.L.C.                                    100%
                Morningside Farms, L.L.C.                                    100%
                Houston Promenade, L.L.C.                                    100%
                Houston Promenade Glen, L.L.C.                               100%
                Houston Wheatstone, L.L.C.                                   100%
                Houston Wheatstone III, L.L.C.                               100%
                Willow Springs Ranch, L.L.C.                                  85%                       15%
                Phoenix Monterrey, L.L.C.                                    100%
                45th /47th Avenue & Glendale, L.L.C.                         100%
                North Scottsdale 106, L.L.C.                                 100%
                Barnstorm, L.L.C.                                            100%
                Walthingham, L.L.C.                                          100%
                Phoenix Wright Place, L.L.C.                                  80%                       20%
                Antelope Hills, L.L.C. *                                     100%*
                Amortibanc Land & Cattle, L.L.C.                             100%

                REAL PROPERTY HELD DIRECTLY BY CONTRIBUTION SUB

                Wagon Bow Ranch                                              100%

                OTHER ASSETS

                All furniture, vehicles and equipment used in the operation of the Parent Business.

                Note receivable First Realty Investors, Inc. to
                Amortibanc Management, L.C. in the approximate amount of $700,000.

*    held indirectly through Willow Springs Ranch, L.L.C.

Contribution Sub Liabilities are reflected on the Parent Most Recent Balance Sheet.

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                                    EXHIBIT C

                               PARENT OPTION PLAN

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                                    EXHIBIT D

                                 PARENT WARRANT

                                    EXHIBIT E

                      PARENT REGISTRATION RIGHTS AGREEMENT